Exhibit 10.14

LOAN AGREEMENT

Dated as of August     , 2010

Between

IIT PINOLE BUSINESS PARK I LP, a Delaware limited partnership and

IIT 48350 FREMONT BLVD LP, a Delaware limited partnership,

collectively as Borrower

and

PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation,

as Lender

Premises:	2100, 2500 and 2900 Atlas Road, Richmond, CA
48350 Fremont Boulevard, Fremont, CA and

Loan Number: 756679

Schedules

Schedule I	Certified Evidence of Insurance
Schedule II	Certified Organizational Chart
Schedule III	Property Reserves Escrow Fund

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”), made as of August     , 2010, is by and between PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation (together with its successors and/or assigns “Lender”), and IIT PINOLE BUSINESS PARK LP, a Delaware limited partnership and IIT 48350 FREMONT BLVD LP, a Delaware limited partnership (collectively “Borrower”).

RECITALS

A. Borrower desires to obtain the Loan from Lender;

B. Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined);

NOW, THEREFORE, in consideration of the making of the Loan by Lender, and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Affiliate(s)” means any Person or Entity directly or indirectly controlling, controlled by, or under common control with Borrower or any Person or Entity owning a 20% or more interest in Borrower, either directly or indirectly.

“Alteration” shall mean any installation, improvement, repair or maintenance to the Improvements (and shall specifically not include any demolition or expansion of the Improvements).

“Approved Accounting Method” means generally accepted accounting principles, a tax basis of accounting or other sound methods of accounting consistently applied and acceptable to Lender in its reasonable discretion.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Premises.

“Borrower Interest Owner(s)” shall have the meaning set forth in Section 4.2.3 of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which federally insured depository institutions in New York, New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Casualty” shall have the meaning set forth in Section 5.2 of this Agreement.

“Casualty Retainage” shall have the meaning set forth in Section 5.4(b)(iv) of this Agreement.

“Chief Executive Office of Borrower” shall mean c/o Industrial Income Trust Inc., 518 17 th Street, Suite 1700, Denver, Colorado 80202, Attn: Lainie Minnick.

“Closing Date” means September     , 2010.

“Code” means §1445(f)(3) of the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, together with applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the Premises, the Reserve Funds and all proceeds and products of the foregoing, all whether now owned or hereafter acquired by Borrower, and all other property of Borrower which is or hereafter may become subject to a lien in favor of Lender as security for the repayment of the Loan.

“Condemnation” shall mean a permanent or temporary taking by any Governmental Authority as the result or in lieu of (as reasonably determined by Lender and/or as evidenced by affirmative written statements to such effect from the Governmental Authority) the exercise of the right of condemnation or eminent domain, of all or any part of the Premises, or any interest therein or right accruing thereto, including any right of access thereto .

“Condemnation Proceeds” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Contest Requirements” means (i) such contest may be made without the payment thereof; (ii) such contest shall prevent the sale or forfeiture of the Premises or any part thereof, or any interest therein, to satisfy such contested lien, claim, charge or unpaid tax; (iii) Borrower has given written notice to Lender of its intended action; (iv) at Lender’s reasonable discretion, Borrower shall have obtained a bond over such lien, claim, charge or unpaid tax from a bonding company reasonably acceptable to Lender which has the effect of removing such lien or collection of the lien, claim, charge or unpaid tax so contested or Borrower provides to Lender a cash deposit or letter of credit, or other form of security reasonably acceptable to Lender, in the amount of the lien, claim, charge or unpaid tax; (v) Borrower shall pay all costs and expenses incidental to such contest; and (vi) in the event of a final, non-appealable ruling or adjudication adverse to Borrower, Borrower shall promptly pay such lien, claim, charge or unpaid tax, shall indemnify and hold Lender and the Premises harmless from any loss or damage arising from such contest and shall take whatever action necessary to prevent sale, forfeiture or any other loss or damage to the Premises or to the Lender.

“Control” (and terms correlative thereto) when used with respect to any specified Person(s) means the power to direct the management and policies of such Person(s), directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Default Rate” means a rate equal to the lesser of (i) four percent (4%) per annum above the then applicable interest rate payable under the Note or (ii) the maximum rate allowed by applicable law.

“DSC Ratio” shall mean the ratio of the annual net operating income from the Lease(s) to the annual regularly scheduled installments of debt service on the Note. Only net operating income from approved or acceptable executed Lease(s) in effect on the Premises, with no uncured monetary Event of Default or material non-monetary Event of Default, shall be used in Lender’s determination of the annual net operating income.

“Easements” is defined in Section 4.1.6 of this Agreement.

“Embargoed Person” means any person, entity or government subject to trade restrictions under applicable U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower is prohibited by applicable law or Borrower is in violation of applicable law.

“Entity” means a (a) corporation, (b) limited or general partnership, (c) limited liability company, or (d) trust.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement from Borrower in connection with the Loan to Lender dated of even date herewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Interest Calculation” means interest shall be credited on the average balance of the cash portion of the applicable escrow for the preceding calendar month or any portion of such preceding calendar month on or before the tenth (10th) day of each calendar month at a rate equal to the thirty-day average of the daily 30-day Dealer Commercial Paper Rate as published in the Wall Street Journal or similar financial publication, less 150 basis points; provided, however, that interest shall cease to be credited on any portion of the escrow at such time as they have been disbursed to Borrower or otherwise applied on behalf of Borrower in any manner expressly provided for in this Agreement or in the other Loan Documents.

“Extraordinary Rental Payments” shall mean any payments under the Lease(s) in excess of one calendar month in advance, lease termination payments for Lease(s) which exceed the Threshold Amount and purchase option exercise payments.

“Extraordinary Rental Escrow” is defined in Section 8.1(b) of this Agreement.

“Force Majeure” shall mean a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions (including acts of terrorism), civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

“Governmental Authority” means (i) any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower and/or the Premises, or (ii) any Person with jurisdiction over Borrower and/or the Premises exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means Industrial Income Operating Partnership LP, a Delaware limited partnership, and permitted successors and/or assigns in accordance with Section 4.2.3 hereof.

“Guaranty” means that certain Guaranty, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” means all buildings and improvements of every kind and description now or hereafter erected or placed on the said Land and all materials intended for construction, reconstruction, alteration and repairs of such buildings and improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the Premises immediately upon the delivery thereof to the Premises, and all improvements and fixtures now or hereafter owned by Borrower and attached to or contained in and used in connection with the Premises and appurtenances thereto; and all items of furniture, furnishings, machinery, equipment and personal property owned by Borrower used or useful in the operation of the Premises; and all renewals or replacements of all of the aforesaid property owned by Borrower or articles in substitution therefore, whether or not the same are or shall be attached to said buildings or improvements in any manner.

“Indebtedness” means the Loan Amount outstanding from time to time together with all accrued and unpaid interest thereon, interest accrued at the Default Rate (if any), Late Charges (if any), the Make Whole Premium (if any), and all other obligations and liabilities due or to become due to Lender pursuant to the Loan Documents.

“Insurance Proceeds” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Interest Owner(s)” means any Person or Entity owning an interest (directly or indirectly) in Borrower.

“Interest Period” shall mean, with respect to any Payment Date, the period commencing on (and including) the first calendar day of the preceding calendar month and terminating on (and including) the last calendar day of the preceding calendar month; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on September 1, 2010 and shall end on September 30, 2010.

“Land” means that certain real estate and all of Borrower’s estate, right, title and interest therein, located in the counties of Contra Costa (for the Richmond property) and Alameda (for the Fremont property), state of California, more particularly described in Exhibit A-1 and Exhibit A-2, respectively, attached to the Mortgage.

“Late Charge” means, as applicable, the Monthly Payment Late Charge and the Maturity Date Late Charge.

“Lease(s)” means all leases and all other tenancies, rental arrangements, license agreements, concession agreements, storage agreements, subleases, and guarantees of the performance or obligations of any tenants thereunder affecting the Premises, or any part thereof, now existing or which may be executed at any time in the future prior to the Maturity Date, and all amendments, extensions and renewals of said leases, subleases, and guarantees and any of them.

“Lease Modification” shall have the meaning set forth in Section 8.3(b) of this Agreement.

“Lessee Documents” shall have the meaning set forth in Section 8.3(f) of this Agreement.

“Legal Requirements” means all applicable requirements of law and ordinance, and all rules and regulations, now or hereafter enacted, by authorities having jurisdiction over the Premises and the use thereof, including but not limited to all covenants, conditions and restrictions of record pertaining to the Premises, the Improvements, and the use thereof.

“Loan” shall mean the loan made by Lender to Borrower in the Loan Amount which is evidenced by the Note and secured by the Mortgage and the other Loan Documents.

“Loan Amount” means $30,000,000.00.

“Loan Documents” shall mean this Agreement, the Mortgage, the Guaranty, the Note or any other instrument or agreement executed by Borrower which evidences or secures the Loan (other than the Environmental Indemnity), as the same may be modified, supplemented or amended.

“Make Whole Premium” shall mean the greater of one percent (1%) of the outstanding principal amount of the Loan or a premium calculated as provided in subparagraphs (1)-(3) below:

(1) Determine the “Reinvestment Yield.” The Reinvestment Yield will be equal to the yield on a U.S. Treasury Issue with similar remaining time to the Maturity Date as reasonably selected by Lender within one week prior to the date of prepayment plus fifty (50) basis points and converted to an equivalent monthly compounded nominal yield. In the event there is no market activity involving the U.S. Treasury Issue at the time of prepayment, Lender shall choose a comparable Treasury Bond, Note or Bill which Lender reasonably deems to be similar to the U.S. Treasury Issue’s characteristics (i.e., rate, remaining time to maturity, yield).

(2) Calculate the “Present Value of the Loan.” The Present Value of the Loan is the present value of the payments to be made hereunder (all installment payments and any remaining payment due on the Maturity Date) discounted at the Reinvestment Yield for the number of months remaining from the date of prepayment to the Maturity Date. In the event of a partial prepayment as a result of the terms of this Agreement, the Present Value of the Loan shall be calculated in accordance with the preceding sentence multiplied by the fraction which results from dividing the amount of the prepaid proceeds by the principal balance immediately prior to the prepayment.

(3) Subtract the outstanding principal amount of the Note (or in the case of a partial prepayment the amount that is to be prepaid) from the Present Value of the Loan as of the date of prepayment. Any resulting positive differential shall be the premium.

“Management Agreement” shall mean those certain two Property Management Agreements each dated September 1, 2010 between Borrower and Manager.

“Manager” shall mean SARES REGIS Management Company or any New Manager pursuant to Section 4.2.1 of this Agreement.

“Material Adverse Effect” means a material adverse effect upon (i) the business or the financial position or results of operation of Borrower, (ii) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or Environmental Indemnity or (iii) the value of the Premises.

“Maturity Date” means September 1, 2017.

“Maturity Date Late Charge” means a sum equal to the interest which would have accrued on the then outstanding principal balance from the date the late Monthly Payment due and payable on the Maturity Date is made to the day immediately prior to the date which is one month following the Maturity Date.

“Monthly Payment” shall mean principal and interest in an amount equal to $148,637.64.

“Monthly Payment Late Charge” means the lesser of: four percent (4%) of the unpaid sum or the maximum amount permitted by applicable law.

“Mortgage” shall mean that certain Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement from Borrower to Lender in connection with the Loan dated the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.4(b)(vi) of this Agreement.

“New Manager” shall have the meaning set forth in Section 4.2.1 of this Agreement.

“Note” shall mean that certain Secured Promissory Note, dated the date hereof, in the Loan Amount, made by Borrower in favor of Lender in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Notice” means each notice, consent, request, report or other communication under this Agreement, the Environmental Indemnity or any other Loan Document which any party hereto may desire or be required to give to the other shall be deemed to be an adequate and sufficient notice if given in writing and service is made by either (i) registered or certified mail, postage prepaid, in which case notice shall be deemed to have been received five (5) business days following deposit to U.S. Mail; or (ii) a nationally recognized overnight air courier, next day delivery, prepaid, in which case such notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier. All Notices shall be addressed to Borrower at its Chief Executive Office, or to Lender at c/o Principal Real Estate Investors, LLC, 801 Grand Avenue, Des Moines, Iowa 50392-1450, Attn: Commercial Mortgage Servicing, with reference to the applicable loan number, or to such other place as either party may by written notice to the other hereafter designate as a place for service of notice. Borrower shall not be permitted to designate more than one place for service of Notice concurrently.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Open Period” shall mean the period beginning on the Payment Date in the month which is three months prior to the Maturity Date and ending on the Maturity Date.

“Payment Date” means the first day of each calendar month during the term of the Loan.

“Permitted Encumbrances” means all title exceptions set forth in the Title Insurance Policy and any title matters or exceptions approved in writing by Lender subsequent to the date hereof.

“Permitted Mezzanine Financing” - not applicable - no mezzanine financing is permitted.

“Permitted Subordinate Financing” - not applicable - no secondary financing is permitted.

“Permitted Transfer” shall mean those transfers permitted in Section 4.2.3 of this Agreement or as otherwise expressly permitted by Lender.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other Entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Policies” or “Policy” shall have the meaning set forth in Section 5.1 of this Agreement.

“Premises” means the Land and the property, rights and interests described in the Mortgage.

“Qualifying Manager” shall mean a successor property manager acceptable to Lender in Lender’s reasonable discretion which manager shall be a reputable management company having at least seven (7) years’ experience in the management of commercial properties with similar uses as the Premises and in the jurisdiction in which the Premises is located and shall not be paid management fees in excess of fees which are market fees in the surrounding geographic area.

“REA” shall mean any reciprocal easement agreement or covenants, conditions or restrictions agreement or such other similar agreement which at any time affects the Premises, as the same may be amended, restated, supplemented or otherwise modified from time to time, if and to the extent any such agreement(s) exist(s).

“Recourse Obligations” shall mean the type of recourse and liability of Borrower under the Loan Documents as set forth in Section X.

“Regular Interest Rate” shall mean a fixed rate per annum equal to 4.31%.

“Release Parcel” - not applicable.

“Remaining Premises” - not applicable.

“Rents” means all rents or other income or payments, regardless of type or source of payment (including but not limited to common area maintenance charges, security deposits, storage fees, lease termination payments, purchase option payments, refunds of any type, prepayment of rents, settlements of litigation or settlements of past due rents) which may now or hereafter be or become due or owing under the Leases, and any of them, or on account of the use of the Premises.

“Required Entity Status” shall mean the type of entity status the Borrower is required to maintain throughout the term of the Loan, which for this Loan shall be Single Purpose Entity.

“Reserve Funds” shall mean the escrows and deposits described in Section VI of this Agreement.

“Restoration” shall have the meaning set forth in Section 5.2 of this Agreement.

“Security Deposits” means all security deposits held or to be held with respect to the Premises, pursuant to the applicable Lease(s).

“Single-Purpose Entity” means a corporation, limited partnership, limited liability company or business trust which, at all times until the Indebtedness is paid in full:

(1)	will be organized solely for the purpose of owning, managing and operating the Premises;

(2)	will not engage in any business other than the ownership, management and operation of the Premises;

(3)	will not own any assets other than (a) the Premises and (b) incidental Personal Property necessary for the ownership, management and operation of the Premises, and will hold the Premises and such assets in its own name;

(4)	will do all things necessary to observe its organizational formalities and preserve its existence, and will not engage in, seek or consent to nor will it allow any constituent party to engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation or merger, and, except as otherwise expressly permitted by the Loan Documents, will not engage in, seek or consent to any asset sale, transfer of partnership, membership, shareholder, beneficial interests, or amendment of its limited partnership agreement, articles of incorporation and bylaws, articles of organization, certificate of formation, operating agreement, trust agreement, trust certificate, or other organizational documents (as applicable) without first obtaining approval of Lender, or as otherwise permitted in the Loan Documents;

(5)	will remain solvent and pay its debts and liabilities from its own funds and assets as the same shall become due;

(6)	will maintain its accounts, books, financial statements and records, as well as its organizational documents and other corporate documents, as official records, separate from those of any other Person(s) (including not listing Borrower’s assets as assets on the financial statement of any other Person(s); provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that the assets of IIT Pinole Business Park I PL and IIT Fremont 48350 Blvd LP are held separately from its Affiliates, and Borrower’s assets and its credit do not and shall not secure the debts and other obligations of its Affiliates or any other Person. Borrower will file its own tax returns (to the extent Borrower is required to file any such tax returns);

(7)	will not commingle its funds or assets with those of any other Person;

(8)	will conduct its business in its own name;

(9)	will pay the salaries of its employees from its own funds;

(10)	will not incur any indebtedness other than the Indebtedness and commercially reasonable unsecured trade payables (not to exceed two percent (2%) of the principal amount of the Loan) in the ordinary course of business relating to the ownership, management and operation of the Premises which are paid no later than the due date thereof;

(11)	will not acquire, assume, guarantee or become obligated for the debts, obligations or securities of any other Person or hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person, except for the Indebtedness;

(12)	will be, will at all times hold itself out to the public to be, and will identify itself as, a separate and distinct Entity under its own name and not as a division or part of any other Person(s);

(13)	will not make loans or advances to any Person(s);

(14)	will not identify itself as a division or part of any of its partners, members, shareholders, trustees, beneficiaries or any of their Affiliates, and will not allow any of its partners, members, shareholders, trustees, beneficiaries, or any of their Affiliates to identify themselves as part of it; and

(15)	will maintain an arms-length relationship with its Affiliates.

“State” means the state where the Premises is located.

“Subordination of Management Fees Agreement” shall mean any Subordination of Management Fees Agreement among Lender, Borrower and any Manager in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Taking” means a permanent or temporary taking by any Governmental Authority of the Premises or any part thereof, whether the same shall be made by reason of the exercise of the right of eminent domain or by condemnation or otherwise.

“Threshold Amount” shall mean for Alterations: $500,000.00; for Casualty: $500,000.00; for Condemnation: $250,000.00; and for Extraordinary Rental Payments: $100,000.00.

“Title Insurance Policy” means a loan policy of title insurance for the Premises issued to Lender insuring the first priority lien in favor of Lender created by the Mortgage.

“Trustee” means Brenda S. Tyler.

“UCC” means Uniform Commercial Code as in effect in the State in which the Premises is located.

Section 1.2 Principles of Construction. All references to sections are to sections in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender will make and Borrower will accept the Loan on the Closing Date in the Loan Amount.

Borrower has requested and has received a disbursement of the Loan on the Closing Date. Any portion of the Loan borrowed and repaid hereunder in respect of the Loan may not be reborrowed. The foregoing will not be deemed to limit or restrict the disbursement to Borrower of any escrows, holdbacks, accounts, reserves or proceeds of insurance or condemnation awards that are to be disbursed to Borrower under other provisions of this Agreement or the other Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, this Agreement, and the other Loan Documents.

2.1.2 Use of Proceeds. Borrower shall use the proceeds of the Loan disbursed to it (a) to pay to Lender the amounts due under the Loan Documents and (b) for Borrower's general business purposes (including acquisition of Borrower's interest in the Premises, if applicable).

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Interest; Payments Generally. Interest on the outstanding principal balance of the Loan and the Note shall accrue at the Regular Interest Rate and shall be calculated in accordance with Section 2.2.2. A payment of interest from the Closing Date to and including August 31, 2010 shall be paid on the Closing Date calculated by multiplying the actual number of days elapsed in the period for which interest is being calculated by a daily rate based on the Regular Interest Rate and a 360-day year. All amounts due under the Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated on the basis of a 360-day year composed of twelve 30-day months.

2.2.3 Making of Payments. Each Monthly Payment shall be paid in lawful money of the United States of America by wire transfer of immediately available funds or shall be made in such other manner as Lender may direct from time to time in the ordinary course of business. Any other monthly deposits or payments Borrower is required to make to Lender under the terms of the Loan Documents shall be made by the same payment method and on the same date as the Monthly Payment. For purposes of making a Monthly Payment hereunder, but not for purposes of calculating interest accrual periods, if the day on which such Monthly Payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day. Notwithstanding the foregoing sentence, with regard to the payment due on the Maturity Date or on any other payment in full of the Indebtedness, the payment shall be made by Borrower in funds immediately available to Lender by 3:00 p.m., New York City time on the date such payment is due to Lender by deposit to such account as Lender may designate by written notice to Borrower.

Notwithstanding the foregoing, in the event the Monthly Payment is not made when due more than two (2) times during the term of the Loan, then effective on the Monthly Payment due immediately following the occurrence of the third late payment and on all subsequent dates, all

Monthly Payments shall be paid in lawful money of the United States of America by automated clearing house transfer through such bank or financial institution as shall be approved in writing by Lender in Lender’s reasonable discretion, shall be made to an account designated by Lender, and shall be initiated by Lender or shall be made in such other manner as Lender may direct from time to time. Borrower agrees to cooperate with Lender and execute and provide any such documentation required by Lender in connection with the establishment of such payment method.

2.2.4 Payments Before Maturity Date. Borrower shall pay to Lender on the Payment Date occurring on October 1, 2010 and on each Payment Date thereafter up to but not including the Maturity Date, an amount equal to the Monthly Payment, which payments shall be applied first to accrued and unpaid interest for the prior Interest Period and the balance, if any, to the outstanding principal balance of the Loan.

2.2.5 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.2.6 Payments after Default. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any cure periods contained herein until the earlier of the date the Event of Default is waived or the date upon which the Indebtedness is paid in full and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence and continuance of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Indebtedness upon the happening and during the continuance of any Event of Default.

2.2.7 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender within five (5) days after demand the applicable Late Charge in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law. Notwithstanding the foregoing, no Late Charge shall be incurred by or assessed against Borrower with respect to amounts as to which interest at the Default Rate accrues. The Monthly Payment Late Charge shall be payable for any late payment of a Monthly Payment or late deposit of Reserve Funds. The Maturity Date Late Charge shall be payable if any amount due on the Maturity Date is not then paid, whether or not by acceleration. Such Maturity Date Late Charge shall be in addition to interest otherwise accruing under the Note.

2.2.8 Usury Savings. Notwithstanding anything herein or in any of the other Loan Documents to the contrary, no provision contained herein or therein which purports to obligate Borrower to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent it calls for the payment of any interest or other amount in excess of such maximum. All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall, at the option of Lender, be refunded to Borrower or be applied to the reduction of the unpaid balance of the Loan Amount, without a Make Whole Premium and not to the payment of interest or, if such excessive interest exceeds the unpaid balance of the Loan Amount such excess shall be refunded to Borrower. This paragraph shall control all agreements between Borrower and Lender.

Section 2.3 Prepayments.

2.3.1 Prepayment After Open Period. Borrower shall not have the right or privilege to prepay all or any portion of the unpaid principal balance of the Note until the Open Period unless otherwise specifically set forth herein. From and after the first date of the Open Period, the principal balance of the Note may be prepaid, at par, in whole but not in part, upon: (a) not less than 30 days prior written notice to Lender specifying the date on which prepayment is to be made; (b) payment of all accrued and unpaid interest on the outstanding principal balance of the Note to and including the date on which prepayment is to be made; and (c) payment of all other Indebtedness then due under the Loan Documents. Lender shall not be obligated to accept any prepayment of the principal balance of the Note unless it is accompanied by all sums due in connection therewith.

2.3.2 Prepayment Prior To Open Period. In addition to the Loan prepayment rights set forth in Section 2.3.1, prior to the Open Period, Borrower may prepay the principal balance of the Note in full (or in part in connection with the release of a Release Parcel if permitted by the terms of this Agreement), in accordance with the requirements of clauses (a) – (c) of Section 2.3.1 hereof; provided however, that such prepayment will require payment of the Make Whole Premium, except as outlined in Sections 5.4(b) and/or (c).

2.3.3 Release on Payment in Full. Lender shall, at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the lien of the Mortgage on the Premises and remit any remaining Reserve Funds to Borrower.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

3.1.1 Organization. Borrower is and, until the Indebtedness is paid in full, will continue to (a) be a duly organized and validly existing Entity in good standing under the laws of the state of its formation, (b) if applicable, be duly qualified to transact business in each jurisdiction in which the nature of its business, the Premises or any of the other Collateral makes such qualification necessary, (c) have the requisite Entity power and authority to carry on its business as now being conducted, and (d) have the requisite Entity power to execute, deliver and perform its obligations under the Loan Documents and Environmental Indemnity.

3.1.2 Required Entity Status. Borrower complies with the provisions and requirements of the Required Entity Status.

Notwithstanding the preceding, Lender agrees that an inadvertent and immaterial failure to satisfy or comply with any one of the Required Entity Status or Single Purpose Entity conditions set forth herein shall not, in and of itself, disqualify the entity as a Single Purpose Entity so long as (i) such condition will not have a Material Adverse Effect, (ii) under the circumstances in question no Person would have a reasonable basis for asserting that such entity is not a Single Purpose Entity, and (iii) such entity takes all steps reasonably required in light of such failure to so satisfy or comply with such conditions in order to correct any known misunderstanding regarding such entity’s status as an SPE.

3.1.3 Authorization. The execution, delivery and performance of the Loan Documents and Environmental Indemnity and the borrowing evidenced by the Note (i) are within the applicable powers of the Borrower and any Entity(ies) executing on behalf of Borrower; (ii) have been authorized by all requisite action; and (iii) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any governing instrument of Borrower or any Entity(ies) executing on behalf of Borrower, or any indenture, agreement or other instrument to which Borrower or any Entity(ies) executing on behalf of Borrower is a party or by which each such party or any of their respective assets or the Premises is or may be bound or affected.

3.1.4 Enforceability. To the best of Borrower’s knowledge, the Loan Documents and Environmental Indemnity constitute the legal, valid and binding obligations of Borrower and any Entity(ies) executing on behalf of Borrower, enforceable against Borrower in accordance with their respective terms, except as may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.1.5 Financial Condition. (i) Borrower is solvent and no bankruptcy, reorganization, insolvency or similar proceeding under any state or federal law with respect to the Borrower or any Interest Owner (other than the General Partner of Borrower) holding a 20% or greater interest has been initiated, (ii) Borrower has not entered into this Loan transaction with the intent to hinder, delay or defraud any creditor, (iii) Borrower has received reasonably equivalent value for the making of the Loan, and (iv) Borrower has no known contingent liabilities which could have a Material Adverse Effect.

3.1.6 Litigation. To the best of Borrower’s knowledge, there are no pending actions, suits or proceedings at law or in equity by or before any Governmental Authority, arbitrator or other authority or, to the knowledge of Borrower, threatened against Borrower or the general partner of Borrower or any Interest Owner(s) owning 20% or more of a direct or indirect interest in Borrower or the Premises that would have a Material Adverse Effect.

3.1.7 Not Foreign Person. Borrower is not a “foreign person” within the meaning of the Code.

3.1.8 ERISA. As of the date hereof and until the Indebtedness is paid in full: (i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA, (iii) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans, (iv) Borrower has made and will continue to make all required contributions to all employee benefit plans, if any, established for or on behalf of Borrower or to which Borrower is required to contribute, (v) Borrower has and will continue to administer each such plan, if any, in accordance with its terms and the applicable provisions of ERISA and any other federal or state law, and (vi) Borrower has not and will not permit any liability under Sections 4201, 4243, 4062 or 4069 of Title IV of ERISA or taxes or penalties relating to any employee benefit plan or multi-employer plan to become delinquent or assessed, respectively, which would have a Material Adverse Effect.

3.1.9 OFAC.

(A) (a) During such time that IIT Pinole Business Park I LP and IIT 48350 Fremont Blvd LP is Borrower, Borrower, the general partner of Borrower and each Person or Entity owning 20 or more of a direct or indirect interest in Borrower, or (b) during such time, if any, that IIT Pinole Business Park I LP and IIT 48350 Fremont Blvd LP is not Borrower, then Borrower and each Person or Entity owning an interest in Borrower is not and will not be (i)

identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States;

(B) None of the funds or other assets of Borrower constitute or will constitute property of, or are or will be beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined);

(C) No Embargoed Person has or will have any interest of any nature whatsoever in Borrower (whether directly or indirectly);

(D) None of the funds of Borrower have been or will be derived from any unlawful activity with the result that the investment in Borrower is prohibited by law or that the Loan Documents and Environmental Indemnity are in or will be in violation of law,

(E) Borrower has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

(F) Borrower has complied and will continue to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; and

(G) Borrower has not and will not use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Lender under the Loan Documents.

3.1.10 Investment Company Act. Borrower is not and, until the Indebtedness is paid in full, Borrower will not be (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.11 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is likely to have a Material Adverse Effect. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any indenture, agreement or instrument to which it is a party or by which Borrower or the Premises is bound.

3.1.12 No Defaults. As of the date hereof, to the best of Borrower’s knowledge, no default or Event of Default exists under or with respect to any Loan Document.

3.1.13 Title. Borrower owns good, indefeasible, marketable and insurable fee simple title to the Premises, free and clear of all liens, other than the Permitted Encumbrances, and Borrower shall not permit any liens (other than the Permitted Encumbrances, Leases, taxes which are not yet delinquent, or any lien that is contested by Borrower in accordance with and subject to this Agreement) to attach to the Premises. Borrower has the right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey good title to the Premises. There are not now, and there will not be any outstanding options or agreements to purchase or rights of first refusal to purchase affecting the Premises, except those tenant purchase rights, if any, as previously approved by Lender in writing. Borrower further represents that it shall forever warrant and defend the title to the Premises against all claims and demands of all persons whomsoever and will on demand execute any additional instrument which may be required to give Lender a valid first lien on all of the Premises.

3.1.14 Condemnation. Borrower has not received written or verbal notice that (i) a Taking has been commenced or is contemplated with respect to all or any portion of the Premises, or (ii) a relocation of roadways providing direct access to the Premises has been commenced or is contemplated.

3.1.15 Liens. All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than tenants’ property) used in connection with the operation of the Premises, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by the Loan Documents and Permitted Encumbrances.

3.1.16 Separate Assessment. The Premises is and will be assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is or will be assessed and taxed together with the Premises or any portion thereof.

3.1.17 Enforceability of Lien. To the best of Borrower’s knowledge, the Mortgage creates a valid and enforceable first mortgage lien on the Premises as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances, Leases, any title matters or exceptions approved in writing by Lender subsequent to the date hereof, and taxes which are not yet delinquent. The Mortgage securing the Loan establishes and creates a valid, effective, and enforceable lien on and a security interest in, or claim to, the rights and property described therein. All personal property and fixtures covered by the Mortgage are (or will be) subject to a UCC financing statement to be filed and/or recorded, as appropriate, for such recordation or filing in all places necessary to perfect a valid first priority lien with respect to the rights and property that are the subject of the Mortgage to the extent governed by the UCC.

3.1.18 Flood/Seismic. To the best of Borrower’s knowledge, except as shown on the survey delivered to Lender in connection with the closing of the Loan, no portion of the Improvements is located in an area identified by the Secretary of Housing and Urban Development or the Federal Emergency Management Agency or any successor thereto as an area having special flood or seismic hazards, or, if now or hereafter located within any such area, Borrower has either elevated such Improvements to applicable minimum elevation or has obtained and will maintain applicable flood hazard and/or earthquake insurance.

3.1.19 Permits, Licenses, Approvals. To the best of Borrower’s knowledge, Borrower has obtained and will maintain, or will cause tenants of the Premises to obtain and maintain, all necessary certificates, licenses, permits and other approvals, governmental and otherwise, necessary for the operation of the Premises and the conduct of its business.

3.1.20 Encroachments. None of the Improvements lie or will lie outside of the boundaries of the Land or the applicable building restriction lines to the extent that such would have a Material Adverse Effect, and no improvements on adjoining properties now or will materially encroach upon the Land.

3.1.21 Access. All public roads and streets necessary for service of and access to the Premises for the current or contemplated use thereof have been completed and are physically and legally open for use by the public.

3.1.22 Physical Condition. Except as disclosed in the physical condition report delivered to Lender in connection with the closing of the Loan, to the best of Borrower’s knowledge, (i) the Premises is free from (a) damage caused by a Casualty as of the date hereof, and (b) material structural defects and (ii) all building systems contained in the Premises are in good working order in all material respects, subject to ordinary wear and tear.

3.1.23 No Prior Assignment. Lender is the assignee of Borrower’s interest under the Leases, and as of the Closing Date there are no other assignments of any of the lessor’s interest in the Leases or any of the Rents due or to become due and payable thereunder.

3.1.24 Security Deposits. Borrower is in possession of the Security Deposits all of which are held in compliance with all applicable Legal Requirements.

3.1.25 Leases. (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are the valid, binding and enforceable obligations of Borrower and the applicable tenant or lessee thereunder; (c) none of the Rents have been collected for more than one (1) month in advance; (d) the premises demised under the Leases have been completed and the tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis except as previously disclosed in writing to Lender; (e) there exists no offset or defense to the payment of any portion of the Rents except as previously disclosed in writing to

Lender; (f) no Lease contains an option to purchase, right of first refusal to purchase, the right to expand the building being leased, or any other similar provision except as previously disclosed in writing to Lender; (g) no Person has any possessory interest in, or right to occupy the Premises, except under and pursuant to a Lease and the Permitted Encumbrances; (h) all leasing broker fees and commissions payable by Borrower with respect to the Lease(s) have been paid in full, in cash or other form of immediately available funds except as previously disclosed in writing to Lender; and (i) Borrower has delivered to Lender copies of all Leases of all or any portion of the Premises.

3.1.26 Special Assessments. There are no pending or, to the knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Premises, nor, to the knowledge of Borrower, are there any contemplated improvements to the Premises that may result in such special or other assessments.

3.1.27 REA. The REA, if any, is in full force and effect and neither Borrower nor, to the best of Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth in the Title Insurance Policy, the REA has not been modified, amended or supplemented in any respect.

Section 3.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 3.1 and elsewhere in this Agreement, in the other Loan Documents and Environmental Indemnity shall survive for so long as any Indebtedness remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower provided, however, that the representations and warranties set forth in the Environmental Indemnity shall survive as stated therein. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation hereafter made by Lender or on its behalf. Borrower will immediately notify Lender in writing if any of the representations, warranties or covenants are no longer true or have been breached or if Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In addition, Borrower will, at the request of Lender, provide such information as may be reasonably requested by Lender to determine Borrower’s compliance with the terms hereof.

IV. BORROWER COVENANTS

Section 4.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the lien of the Mortgage encumbering the Premises in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

4.1.1 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees, charges and expenses to the extent required under the Loan Documents executed and delivered by or on behalf of Borrower.

4.1.2 Liens/Business Operations. Borrower shall pay before delinquency any indebtedness permitted to be incurred by Borrower pursuant to the Loan Documents and any other claims which could become a lien on the Premises (unless otherwise specifically permitted in this Agreement, the Environmental Indemnity or the other Loan Documents), and upon request of Lender exhibit reasonably satisfactory evidence of the discharge thereof. Borrower shall manage, operate and maintain the Premises and keep the Premises, including but not limited to, the Improvements, in good condition and repair (ordinary wear and tear excepted) and free from mechanics’ liens or other liens or claims for liens, provided however, that Borrower may in good faith, with reasonable diligence and upon written Notice to Lender within twenty (20) days after Borrower has knowledge of such lien or claim, contest the validity or amount of any such lien or claim and defer payment and discharge thereof during the pendency of such contest in the manner provided by law, provided that the Contest Requirements are satisfied.

4.1.3 Business; Compliance. Borrower shall comply, and use commercially reasonable efforts to cause each lessee or other user of the Premises to comply, with the Legal Requirements. Borrower shall, if other than a natural person, do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges under the laws of the state of its formation and, if other than its state of formation, the state where the Premises is located. Borrower shall notify Lender at least thirty (30) days prior to (i) any relocation of the Chief Executive Office of Borrower or any change in Borrower’s state of formation, and/or (ii) if Borrower is an individual, any relocation of Borrower’s principal residence.

4.1.4 Taxes. Borrower shall pay or cause to be paid before any penalty attaches or interest accrues all general taxes, special taxes, assessments (including assessments for benefits from public works or improvements whenever begun or completed), utility charges, water charges, sewer service charges, common area maintenance charges, if any, vault or space charges and all other like charges against or affecting the Premises or against any property or equipment located on the Premises, or which might become a lien on the Premises (except those taxes and assessments that may be impounded and paid directly to the taxing authority in accordance with Section 6.1 of this Agreement), and shall, within 10 business days following Lender’s written request, furnish to Lender a duplicate receipt or other reasonable verification of such payment. If any such tax, assessment or charge may legally be paid in installments, Borrower may, at its option, pay such tax, assessment or charge in installments. If Borrower desires to contest any tax, assessment or charge relating to the Premises, Borrower may do so in the manner provided by law; provided, however, that the Contest Requirements are satisfied.

4.1.5 Alterations. Unless otherwise specifically set forth herein and except for any Lender approval required in connection with any Extraordinary Rental Escrow, Borrower shall obtain Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed) to (a) any Alterations to any Improvements on the Premises that would reasonably be expected to have a Material Adverse Effect, (b) any demolition or expansion of the Improvements, or (c) any Alterations for which the cost will exceed the Threshold Amount. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any Alterations which are (i) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (ii) tenant improvement work performed pursuant to the terms and provisions of a Lease entered into by Borrower in accordance with the terms of this Agreement and not materially adversely affecting any structural component of any Improvements, any mechanical, electrical, utility or heating, cooling or ventilation system contained in any Improvements or the exterior (including the roof) of any building constituting a part of any Improvements, (iii) tenant improvement work which is commercially reasonable to facilitate re-letting of any portion of the Premises, (iv) Alterations performed in connection with the restoration of the Premises after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement or (v) required under Legal Requirements. If the total unpaid amounts due and payable with respect to Alterations to the Improvements at the Premises (other than amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender, as security for the payment of such amounts in excess of the Threshold Amount and as additional security for Borrower’s obligations under the Loan Documents, either a completion bond from a bonding company acceptable to Lender or a cash deposit or letter of credit acceptable to Lender. All Alterations shall be completed on a timely basis, in a good workmanlike manner and in accordance with all Legal Requirements. So long as no Event of Default then exists under the Loan Documents, Lender shall release said additional security from time to time upon receipt of acceptable written evidence of payment of actual costs for the Alterations together with those items as Lender deems reasonably necessary in its discretion. Funds held as additional security for Alterations that exceed the Threshold Amount shall be subject to the applicable terms of Section 6.3.

4.1.6 REA/Easements. Borrower shall (i) promptly and faithfully observe, perform and comply with all the material terms, covenants and provisions of the REA on its part to be observed, performed and complied with, at the times set forth therein and to do all things necessary to preserve unimpaired its rights thereunder; (ii) not do, permit, suffer or refrain from doing anything, the result of which could be a material default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period or a breach of any of the terms thereof (it being agreed that any default that would permit any party thereto other than Borrower to terminate its operating covenant shall be deemed to be material); (iii) not cancel, surrender, modify, amend or in any way alter or permit the alteration of any of the material terms thereof and not to release any party thereto other than Borrower from any material obligation imposed upon it thereby if the same would result in a Material Adverse Effect; and (iv) give Lender prompt written notice of any material default by anyone thereunder and promptly deliver to Lender copies of each notice of such default and, after the occurrence and during the continuance of an Event of Default, copies of all other notices, communications, plans, specifications and other similar instruments received or delivered by Borrower in connection therewith. Notwithstanding anything to the contrary contained in this Section 4.1.6, Borrower shall have the right to make non-material amendments to the REA without the consent of Lender if the same would not result in a Material Adverse Effect and Borrower shall have the right to otherwise amend the REA with the consent of Lender, such consent not to be unreasonably withheld or delayed. In addition, Borrower shall have the right to enter into easements or other similar agreements (“Easements”) relating to the use or development of the Premises without Lender’s prior written consent, if said Easements do not (i) have a Material Adverse Effect, (ii) adversely affect access to the Premises, or (iii) require any lessee’s prior consent. Copies of all amendments to the REA and copies of all Easements entered into by Borrower must be delivered to Lender in accordance with the Notice provisions.

4.1.7 Financial Reporting. Borrower shall keep adequate books and records of account in accordance with the Approved Accounting Method, consistently applied and shall furnish to Lender the following, which shall be prepared, dated and certified by Borrower as true, correct and complete in the form required by Lender, unless otherwise specified below:

(a) Within 90 days after the end of each fiscal year for Borrower, unaudited detailed financial reports covering the full and complete operation of the Premises, prepared in accordance with the Approved Accounting Method, including, without limitation, income and expense statements;

(b) Within 15 days after any written request by Lender, the reports described in paragraph (a) above, prepared on both a quarterly and year-to-date basis, and said reports may be internally prepared by Borrower;

(c) Within 90 days after the end of each fiscal year for Borrower, a detailed rent roll of the leasing status of the Premises as of the end of such quarter identifying the lessee (and assignee, subtenants and licensees, if any) and location of demised premises; square footage leased; base and additional rental amounts including any increases; rental concessions, allowances, abatements and/or rental deferments; pass-through amounts; purchase options; commencement and expiration dates; early termination dates; renewal options and annual renewal rents; total net rentable area of the Premises; the existence of any affiliation between Borrower and tenant; and a detailed listing of tenant defaults;

(d) Within 15 days following Lender’s request, (i) a detailed annual budget for the current fiscal year, in form and content reasonably acceptable to Lender, to include, without limitation, a comparison showing corresponding information for Borrower’s preceding fiscal year; (ii) a copy of Borrower’s signed federal income tax return for the immediately preceding fiscal year; (iii) detailed annual financial reports for Borrower and detailed consolidated annual financial reports for Guarantor for the immediately preceding fiscal year but in no event prior to the period ending 120 days after the calendar year-end; (iv) if applicable and required to be furnished by the lessee pursuant to the terms of its lease, a listing of sales volumes attained by lessees of the Premises under percentage leases for the immediately preceding year; and (v) an aged accounts receivable report; and

(e) Such other financial statements, and such other information and reports (including background and credit reports which may be obtained by Lender at Lender’s cost) as may, from time to time, be reasonably required by Lender, within ten (10) Business Days after receipt of written request therefore by Lender.

4.1.8 Required Entity Status. Borrower shall comply with the provisions and requirements of the Required Entity Status.

4.1.9 Seismic Improvements. Borrower shall complete the Seismic Improvements in the time frames specified in Section 9 and comply with the requirements of Section 6 of the Property Reserves Escrow Fund.

4.1.10 Easement Release. Borrower shall make best efforts to cause the release of the “Atlas Road” easement and the “Giant Highway” easement pursuant to items 9 and 10 of the Easement Schedule on that certain Map of Subdivision 8249 Pinole Point Business Park – Phase I filed May 30, 2000 in Book 420 of Maps, Page 13 Contra Costa County Records and provide Lender with evidence of same.

Section 4.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the lien of the Mortgage encumbering the Premises in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

4.2.1 Property Management. Unless otherwise specified below, Borrower shall not, without the prior consent of Lender (which consent shall not be unreasonably withheld or delayed), terminate any Management Agreement, modify or amend any of the provisions of any Management Agreement if the same would result in a Material Adverse Effect or enter into any new management agreement with respect to the Premises. If (a) an Event of Default has occurred and is continuing, (b) Manager shall become bankrupt or insolvent or (c) a default beyond any applicable notice and cure period by Manager occurs under the Management Agreement, then Lender, at its option, may require Borrower to engage a replacement management agent. Notwithstanding the foregoing, Borrower may, without Lender’s consent or approval, retain a Person or Entity (the “New Manager”) to act as Manager of the Premises or replace an existing Manager provided that (i) the New Manager is a Qualifying Manager who shall manage the Premises pursuant to a commercially reasonable and market comparable Management Agreement, and (ii) the New Manager executes and delivers to Lender an agreement substantially similar to the Subordination of Management Fees Agreement executed in connection with the initial Loan closing or if no such Agreement was executed in connection with the initial Loan Closing, then in form and substance acceptable to Lender; upon satisfaction of these terms and conditions, the New Manager shall be considered to be “Manager” and all references in this Agreement and the other Loan Documents to “Manager” shall be deemed to refer to said New Manager, the term “Management Agreement” shall be deemed to refer to the management agreement pursuant to which such New Manager manages the Premises and the term “Subordination of Management Fees Agreement” shall be deemed to refer to the agreement executed and delivered by the New Manager to Lender.

4.2.2 Zoning/Use. Borrower shall not cause or consent to any change in the general use of the Premises without Lender’s prior written consent. Borrower shall not (i) initiate or consent to any zoning reclassification of any portion of the Premises, (ii) seek any variance under any existing zoning ordinance or use, or (iii) permit the use of any portion of the Premises in any manner that would reasonably be expected to result in the current use thereof becoming a non conforming use under any applicable zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender; provided, however, the prior consent of Lender shall not be unreasonably withheld in connection with any application of Borrower seeking any zoning reclassification, any variance under any existing zoning ordinance or any special use or permit with regard to any portion of the Premises which would otherwise qualify as a Release Parcel. Borrower shall not make or permit any use of the Premises that could be reasonably expected, with the passage of time, result in the creation of any right of use, or any claim of adverse possession or easement on, to or against any part of the Premises in favor of any person or entity or the public.

4.2.3 Transfers of Premises.

(a) Except for the Permitted Transfer(s) described in this Section 4.2.3 or except to the extent permitted elsewhere in the Loan Documents (including (i) Leases permitted by the terms of this Agreement, (ii) transfers of Release Parcels if permitted by the terms of this Agreement and (iii) Easements permitted by the terms of Section 4.1.6), Borrower or any Person or Entity owning an interest in Borrower shall not, and shall not permit, acquiesce to or allow any of the following to occur: (i) a sale, conveyance, assignment, transfer, encumbrance (other than the lien hereof, the Lease(s), the Permitted Encumbrances and those liens which Borrower is contesting in accordance with the terms of this Agreement), alienation, pledge or other disposition (whether directly or indirectly, voluntary or involuntary, or by operation of law) of all or any portion of the Premises or an interest in the Premises or direct or indirect ownership interests in the Borrower; (ii) the reconstitution or conversion of Borrower and/or any Person or Entity owning an interest in Borrower from one entity to another type of entity; (iii) the issuance or other creation of ownership interests in the Borrower and/or any Person or Entity owning an interest in Borrower; (iv) a merger, consolidation, reorganization or any other business combination with respect to Borrower and/or any Person or Entity owning an interest in Borrower; (v) a conversion to or operation of all or any portion of the Premises as a cooperative or condominium form of ownership; or (vi) if the Borrower is a trust, or if a trust owns a direct ownership interest in Borrower, the addition, deletion or substitution of a trustee of such trust. For the purposes of this provision, any of the events described above shall be defined as a “Transfer”. If any such Transfer occurs without the prior written consent of Lender (other than Transfers where Lender’s consent is not required as set forth below or as otherwise provided elsewhere in this Agreement), it shall be null and void and shall constitute an immediate Event of Default under the Loan Documents, subject to and in accordance with Section 7.1(v) of this Agreement. Lender may in its commercially reasonable discretion consent to a Transfer (not otherwise expressly permitted by the terms hereof) and any such consent shall not constitute a consent as to any other Transfer.

(b) The following Transfers shall be considered “Permitted Transfer(s)”:

(i) Premises Transfer: So long as no Event of Default exists under the Loan Documents, Lender shall not unreasonably withhold its consent to a Transfer of the Premises provided Lender receives 60 days advance written request from Borrower and provided the following conditions are complied with in each instance:

(1) Prior review and approval of the proposed purchaser or other transferee (“Transferee”) and the subject transaction by Lender, in Lender’s commercially reasonable discretion. Review of the Transferee and the subject transaction shall encompass various factors, including, but not limited to, the proposed Transferee’s creditworthiness, financial strength, and real estate management and leasing expertise, Lender’s lending exposure to the proposed Transferee (or any Person or Entity owning an interest in said Transferee) as well as the proposed transaction’s effect on the Premises, the Borrower, and other security for the Loan;

(2) Payment to Lender of an assumption fee equal to the greater of: (a) one percent (1%) of the then outstanding principal balance of the Loan; or (b) $15,000.00; provided, however, that Lender will require $15,000.00 of such fee to be paid at the beginning of Lender’s review process, and such sum shall be nonrefundable and earned upon receipt by Lender whether or not the transaction is ultimately completed or Lender ultimately approves the proposed Transfer;

(3) Receipt, at Borrower’s expense, of an acceptable endorsement updating the Title Insurance Policy (or if an acceptable endorsement is not available, an acceptable new ALTA standard loan policy);

(4) Receipt by Lender of copies of all relevant information and documentation relating to or reasonably required by Lender in connection with the proposed Transfer including but not limited to (a) the organizational documents of the Transferee; (b) the deeds or other instruments of transfer for the Premises or interests in Borrower and documents relating to the assignment and assumption of Leases; (c) evidence of compliance with the insurance requirements contained in the Loan Documents; (d) compliance with such other closing requirements as are customarily imposed by Lender in connection with such transactions; and (e) compliance with the representations and warranties herein regarding the Transferee’s Required Entity Status;

(5) Execution, delivery, acknowledgment and recordation, as applicable, of new, revised and/or replacement assumption agreements, loan modification agreements, indemnification agreements, property reserve agreements/addendums, security instruments, financing statements, UCCs, new or revised letters of credit and/or guarantees in form and substance reasonably satisfactory to Lender;

(6) Payment of Lender’s reasonable outside counsel fees and costs, if any, and any other fees and costs incurred by Borrower in connection with such Premises Transfer; and

(7) If applicable, receipt by Lender of a waiver from any tenant having a right or option to purchase the Premises or any portion thereof, waiving such right or option in form and substance acceptable to Lender.

Lender agrees to release any Guarantor(s) from any further obligations under the Guaranty and to release the Borrower from any further obligations under the Loan Documents (excluding Borrower’s and any Guarantor’s obligations in the event of fraud or misrepresentation and under the Environmental Indemnity except as provided herein) in connection with a Premises Transfer provided: (a) the Transferee executes an acceptable assumption agreement assuming all of Borrower’s obligations under the Loan Documents and the Environmental Indemnity; (b) any Guarantor(s)’s obligations are assumed by a Person(s) or Entity(ies) acceptable to Lender in its reasonable discretion; (c) Borrower and any Guarantor(s) shall be released from their obligations under the Environmental Indemnity only if said obligations are assumed in writing by a Person(s) or Entity(ies) acceptable to Lender which obligations shall specifically include all past Environmental Activity or Condition regardless of causation; and (d) all obligations of Borrower under the Loan Documents have been satisfied in full up to and including the date of the Premises Transfer.

(ii) Affiliate Transfer of the Premises: So long as no Event of Default under the Loan Documents has occurred and is continuing, Lender shall allow a transfer of the Premises to an Affiliate of Borrower that is owned and controlled in substantially the same manner as Borrower is owned and controlled on the Closing Date (the “Affiliate Transferee”) provided Borrower satisfies all of the Premises Transfer requirements in (b)(i) above (including the right of Lender to thoroughly review the organization documents of the Affiliate Transferee and its constituent members/partners), except that in lieu of the assumption fee in (b)(i)(2) above, Borrower shall pay Lender a reasonable processing fee.

(iii) Reconstitution of Borrower: So long as no Event of Default under the Loan Documents has occurred and is continuing, Lender shall allow the reconstitution or conversion of Borrower from one Entity type to another Entity type provided the following conditions are complied with in each instance: (1) the ownership of Borrower will be substantially the same after the reconstitution or conversion as reasonably determined by Lender; (2) Borrower satisfies conditions (3)-(7) of the Premises Transfer requirements above; and (3) Lender receives a reasonable fee for handling such Transfer not to exceed $7,500.00.

(iv) Interest in Borrower Transfer (Affiliated): So long as no Event of Default under the Loan Documents has occurred and is continuing, Lender shall allow the sale, transfer or conveyance of direct or indirect ownership interests in Borrower (a) among owners of those interests (“Borrower Interest Owners”); and (b) to immediate family members (i.e. children, grandchildren, parents, spouses and siblings) (“Immediate Family Members”) of Borrower Interest Owners or to trusts established for the benefit of Borrower Interest Owners and/or Immediate Family Members provided the following conditions are complied with in each instance: (1) Industrial Income Trust Inc. (“IIT”) and Industrial Income Operating Partnership LP (“IIOP”) (or an Affiliate thereof reasonably acceptable to Lender) (or another Person or Entity acceptable to Lender) retains at least 10% direct/indirect ownership interest in Borrower and retains management responsibility for and control of Borrower; (2) (a) for a Transfer of 20% or more direct/indirect interest in Borrower, Lender receives thirty (30) days prior written notice of such Transfer (except in the event of a Transfer due to the death of a Borrower Interest Owner or Immediate Family Member); and (b) for a Transfer of less than 20% direct/indirect interest in Borrower or a Transfer due to the death of a Borrower Interest Owner or Immediate Family Member, Lender receives notice of such Transfer within thirty (30) days of the consummation of such

Transfer; (3) Lender receives an organizational chart for Borrower which includes ownership breakdowns for all entity levels and is certified by Borrower as true and correct; (4) at Lender’s option, Lender receives an acceptable background and credit check, at Borrower’s cost, for the transferee if upon consummation of the Transfer said transferee’s direct/indirect interest in Borrower equals or exceeds 20% and Lender has not already received and approved a background and credit check for said transferee; (5) at Lender’s option, Lender receives an acceptable OFAC report at Borrower’s cost; and (6) Lender receives a reasonable fee for handling each such Transfer, not to exceed $1,000.00.

(v) Interest in Borrower Transfer (Unaffiliated): So long as no Event of Default under the Loan Documents has occurred and is continuing, Lender shall allow the sale, transfer or conveyance of direct/indirect ownership interests in Borrower that represent 90% or less, individually or in the aggregate, of all ownership interests in Borrower to a Person(s) or Entity(ies) other than Borrower Interest Owners or Immediate Family Members provided the following conditions are complied with in each instance: (1) IIT or IIOP (or an Affiliate thereof reasonably acceptable to Lender) (or another Person or Entity acceptable to Lender) retains at least 10% direct/indirect ownership interest in Borrower and retains management responsibility for and control of Borrower; (2) (a) for a Transfer of 20% or more direct/indirect interest in Borrower, Lender receives thirty (30) days prior written notice of such Transfer (except in the event of a Transfer due to the death of a Borrower Interest Owner or Immediate Family Member) and financial information for the transferee as Lender may reasonably require; and (b) for a Transfer of less than 20% direct/indirect interest in Borrower or a Transfer due to the death of a Borrower Interest Owner or Immediate Family Member, Lender receives notice of such Transfer within thirty (30) days of the consummation of such Transfer; (3) Lender receives an organizational chart for Borrower which includes ownership breakdowns for all entity levels and is certified by Borrower as true and correct; (4) at Lender’s option, Lender receives an acceptable background and credit check, at Borrower’s cost, for the transferee if upon consummation of the Transfer said transferee’s direct/indirect interest in Borrower equals or exceeds 20% and Lender has not already received and approved a background and credit check for said transferee; (5) at Lender’s option, Lender receives an acceptable OFAC report at Borrower’s cost; and (6) Lender receives payment of an assumption fee equal to $4,000.00.

(vi) any Transfer by operation of law resulting from merger, consolidation, or non-bankruptcy reorganization, of IIT or IIOP provided: (1) IIT and/or IIOP (or an Affiliate thereof reasonably acceptable to Lender, or another Person or Entity acceptable to Lender) retains management responsibility for and control of Borrower; (2) (a) for a Transfer of 20% or more of effective interest in Borrower, Lender receives thirty (30) days prior written notice of such Transfer and financial information for the transferee as Lender may reasonably require; and (b) for a Transfer of less than 20% of effective interest in Borrower, Lender receives notice of such transfer within thirty (30) days of the consummation of such transfer; (3) Lender receives an organizational chart for Borrower which includes ownership breakdowns for all entity levels and is certified by Borrower as true and correct; (4) at Lender’s option, Lender receives an acceptable background and credit check, at Borrower’s cost, for the transferee if upon consummation of the transfer said transferee’s effective interest in Borrower equals or exceeds 20% and Lender has not already received and approved a background and credit check for said transferee; (5) at Lender’s option, Lender receives an acceptable OFAC report at Borrower’s cost; and (6) Lender receives payment of an assumption fee equal to $4,000.00. Provided, however, that to the extent that any Transfer hereinabove, results in a change in control of IIT or IIOP, as applicable, then Borrower must satisfy each of the applicable conditions relating to an assumption of the Loan by a new transferee pursuant to the transfer provisions of the Loan Agreement.

(vii) any sale, issuance or transfer of shares or other securities of IIT, IIOP or any of its Affiliates which are listed on any national securities exchange.

(viii) any Transfer, sale, assignment or issuance, from time to time of any securities in IIT or IIOP, provided, however, that IIT and IIOP or an Affiliate thereof reasonably acceptable to Lender shall continue to control directly or indirectly, the Borrower and the day to day operations of the Premises on and subsequent to the date of such Transfer.

(ix) the conversion of IIT or IIOP, or any subsidiary thereof, into an “open end” fund provided, however that (1) IIT and IIOP directly/indirectly retains management responsibility for and control of Borrower; and (2) Lender receives appropriate documentation for such conversion within 30 days following the conversion.

(x) an indirect owner in Borrower transfer of assets, including the Premises, to an Affiliate Transferee will be permitted, provided that Borrower satisfies all of the transfer conditions set forth in Section 4.2.3(b)(i) above to Lender’s satisfaction (including the right of Lender to thoroughly review the organizational documents of the Affiliate Transferee and its constituent members/partners), except that payment to Lender of an assumption fee shall not be due in connection with such transfer to an Affiliate Transferee and Borrower shall pay Lender a reasonable processing fee.

V. INSURANCE; CASUALTY; CONDEMNATION

Section 5.1 Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained by tenants under the Leases, insurance for Borrower and the Premises providing at least the following coverages (which may be obtained or maintained under one or more blanket insurance policies or insured or self insured by lessees in accordance with Lease(s) specifically approved by Lender in writing):

(i) property insurance on a special form causes of loss basis covering the Improvements (specifically excluding any buildings pursuant to pad or ground leases which are owned and insured by the lessees thereof) and the Personal Property (as applicable), in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation (excluding the land value) or such lesser amount specifically approved in writing by Lender (but in no event lesser than the Loan Amount); (B) containing an agreed amount endorsement or equivalent coverage with respect to the Improvements and Personal Property (as applicable); (C) with no exclusion for wind/hail coverage if the Premises is located in a “hurricane-prone” area as determined by Lender (except for customary deductibles in connection with same); (D) containing an “Ordinance or Law Coverage” endorsement (to include “Loss of Value”, “Demolition and Debris Removal” and “Increased Cost of Construction” endorsements) if any of the Improvements or the use of the Premises shall at any time constitute non-conforming structures or uses; and (E) including earthquake coverage in a commercially reasonable amount as typically required by Lender for properties similar to the Premises (it being agreed that Borrower’s current coverage limit of $5,000,000 has been accepted by Lender) (until such time as Lender receives a report at Borrower’s cost acceptable to Lender from Lender’s approved consultant that the PML for the 2500 and 2900 Atlas Road buildings is less than 20%). In addition, if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, Borrower shall obtain flood hazard insurance in an amount reasonably determined by Lender;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Premises with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and in the aggregate, per location, plus additional liability insurance in a minimum amount of twenty percent (20%) of the outstanding Loan Amount (rounded to the nearest million);

(iii) rental value insurance for the perils specified herein for one hundred percent (100%) of the Rents (including operating expenses, real estate taxes, assessments and insurance costs which are lessee’s liability) for a period of twelve (12) months (specifically excluding Rents under Lease(s) where the lessee has no rental abatement or termination rights in connection with a Casualty during the term of the Loan);

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Premises coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form;

(v) boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vi) if any Policy described in clauses (i)-(v) above shall contain an exclusion from coverage under such Policy for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, Borrower shall maintain insurance against loss or damage incurred as a result of acts of terrorism or similar acts of sabotage provided such insurance (a) is commercially available and (b) can be obtained at a commercially reasonable cost as reasonably determined by Lender; and

(vii) upon sixty (60) days’ written notice, such other commercially reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Premises located in or around the region in which the Premises is located.

(b) (i) All insurance provided for in Section 5.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to form and content, including amounts, deductibles, loss payees and insureds, such approval not to be unreasonably withheld. In addition, the insurance company or companies must be rated A-, class size VIII or better in the most current issue of Best’s Insurance Reports and be licensed to do business in the state in which the Premises are located or a governmental agency or instrumentality approved by Lender.

(ii) The Policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Lender to collect any and all proceeds payable thereunder and shall include a 30 day (except for nonpayment of premium, in which case, a 10 day) notice of cancellation clause in favor of Lender. All certificates of insurance (or policies if requested by Lender) shall be delivered to Lender with evidence of renewal coverage delivered to Lender on or before the expiration date of any policy. Borrower shall not carry or permit to be carried separate insurance, concurrent in kind or form and contributing in the event of loss, with any insurance required in the Loan Documents.

(iii) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, (provided that Borrower shall not have provided such evidence to Lender within five (5) business days of Borrower's receipt of written notice from Lender which may be in the form of email, facsimile or mail), upon reasonable prior notice to Borrower, to take such action as Lender reasonably deems necessary to protect its interest in the Premises, including, without limitation, the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate. All costs incurred by Lender in connection with such action or in obtaining such insurance and keeping it in full force and effect which are not promptly paid by Borrower shall be added to the Indebtedness and shall bear interest at the Default Rate from the date of such advance until paid and shall be due and payable on demand.

Section 5.2 Casualty. If the Premises shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall, taking into account the time necessary to adjust the loss, obtain permits and enter into restoration contracts, promptly commence and diligently prosecute the completion of the repair and restoration of the Premises as nearly as reasonably possible to the condition the Premises was in immediately prior to such Casualty with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 5.4. Subject to the Net Proceeds being made available by Lender, Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Borrower (or Lender, if an Event of Default then exists) shall settle and adjust any claim under the Policies required to be maintained by Borrower; provided, however, that any settlement or adjustment where the aggregate amount of Net Proceeds (including any deductible payable by Borrower) exceeds the Threshold Amount shall be subject to the written approval of Lender, not to be unreasonably withheld or delayed. In all circumstances, the proceeds thereof shall be paid to Lender and Lender is authorized to collect and to give receipts therefor. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 5.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Premises and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings to the extent that the Award therefrom is reasonably anticipated by Lender to exceed the Threshold Amount. Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Indebtedness at the time and in the manner provided for its payment in the Note and in this Agreement and the Indebtedness shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of reasonable out-of-pocket expenses of collection, to the reduction or discharge of the Indebtedness. If a portion of the Premises is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Premises (to the extent that such Restoration is necessary) and otherwise comply with the provisions of Section 5.4. If the Premises is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Indebtedness.

Section 5.4 Restoration. The following provisions shall apply in connection with the Restoration of the Premises:

(a) If the Net Proceeds shall be equal to or less than the Threshold Amount, and the costs of completing the Restoration shall be equal to or less than the Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower for the Restoration (or in the case of a Condemnation where Restoration is not necessary, for Borrower’s general business purposes) upon receipt, provided that no Event of Default then exists.

(b) If the Net Proceeds are greater than the Threshold Amount or the costs of completing the Restoration are greater than the Threshold Amount, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” for purposes of this Section 5.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to the Policies described in Section 5.1 as a result of such damage or destruction, after deduction of its reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met, in Lender’s discretion:

(A) no Event of Default shall have occurred and be continuing;

(B) in the event the Net Proceeds are Condemnation Proceeds, the land constituting the Premises which is taken is located along the perimeter or periphery of the Premises, and no material portion of the Improvements is located on the condemned land or Lender has otherwise determined the taking is not material;

(C) Lease(s) in effect as of the date of the occurrence of such Casualty or Condemnation or Lease(s) obtained in substitution thereof (which otherwise satisfy the terms of this Agreement), whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be such that upon completion of the Restoration the DSC Ratio shall be at least equal to the lesser of: the DSC Ratio existing immediately prior to the Casualty or Condemnation or 1.0x.

(D) Borrower shall commence the Restoration as soon as reasonably practicable, subject to delays for Force Majeure, but in no event later than the period of time required by any applicable Lease(s) or any applicable zoning law, ordinance, rule or regulation, and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be reasonably satisfied that any operating deficits, including all scheduled Monthly Payments, which will be incurred with respect to the Premises as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1(a)(iii), if applicable, or (3) other funds of Borrower;

(F) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the Maturity Date, (2) the earliest date required for such completion under the terms of any applicable Lease(s) or REA, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Premises to substantially the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (4) the expiration of the insurance coverage referred to in Section 5.1(a)(iii) unless Borrower shall have provided to Lender acceptable additional security for rent loss interruption;

(G) the Premises and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable zoning laws, ordinances, rules and regulations, the Lease(s) and, if applicable, REA(s);

(H) the Restoration shall be done and completed by Borrower in a reasonably expeditious and diligent fashion (subject to Force Majeure) and in compliance in all material respects with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of (i) permanent access to the Premises or the related Improvements unless substitute access reasonably satisfactory to Lender is available to the Premises or (ii) parking on the Premises unless substitute parking reasonably satisfactory to Lender is available to the Premises or such loss of parking does not have a Material Adverse Effect; and

(J) such other conditions to such disbursements, in Lender’s reasonable discretion, as would be customarily required by a construction lender doing business in the area where the Premises is located.

(ii) The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Indebtedness and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed then to date (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) subject to the rights of contest set forth in this Agreement, there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Premises arising out of the Restoration unless the Contest Requirements have been satisfied. Lender shall credit Borrower with interest on the Net Proceeds (and the Net Proceeds Deficiency, if cash and if applicable) pursuant to the Escrow Interest Calculation.

(iii) Lender must approve the plans and specifications required in connection with the Restoration before such Restoration is commenced if the estimated cost of Restoration exceeds 25% of the Indebtedness or involves any structural changes or modifications, which approval shall not be unreasonably withheld. Borrower must pay to Lender a non-refundable processing fee equal to the greater of $5,000.00 or .25% of the amount of such Net Proceeds within sixty (60) days after Net Proceeds are received and before Lender disburses any Net Proceeds.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds (except as provided in Section 5.4(a) above) in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by Borrower, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) (or such other amount reasonably determined by Lender) of the costs actually incurred for work in place as part of the Restoration, as certified by Borrower. The Casualty Retainage shall not be released until Borrower certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Premises have been obtained from all appropriate Governmental Authorities and copies thereof delivered to Lender, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender, be sufficient to pay in full the balance of the costs which are estimated to be incurred in connection with the completion of the Restoration, Borrower shall demonstrate to the reasonable satisfaction of Lender the availability of sufficient funds of Borrower to satisfy such deficiency or, at Lender’s election upon notice to Borrower, deposit the deficiency in the form of cash, letter of credit, or such other acceptable security (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. Any Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b), the Net Proceeds Deficiency shall constitute additional security for the Indebtedness and other obligations of Borrower under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender, after the Restoration has been substantially completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender toward the payment of the Indebtedness whether or not then due and payable, without Make Whole Premium or other prepayment penalty or premium so long as no Event of Default then exists or the Loan is in the Open Period, in such order, priority and proportions as Lender in its sole discretion shall deem proper and in connection with such application, Lender, in its sole and absolute discretion may declare the entire Indebtedness to be immediately due and payable, provided, however, that if no Event of Default then exists or the loan term is in the Open Period, no Make Whole Premium shall be due with respect to payment of the entire Indebtedness, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate, in its discretion. If Lender does not declare the entire Indebtedness to be immediately due and payable, and elects to apply the Net Proceeds toward the payment of the Indebtedness, then the Monthly Payment Amount shall be adjusted accordingly.

(d) In the event of foreclosure of the Mortgage with respect to the Premises, or other transfer of title to the Premises in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Premises and all proceeds payable under any Policies covering the Premises shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VI. RESERVE FUNDS

Section 6.1 Tax and Insurance Escrow Fund. Following an Event of Default, Borrower shall deposit with Lender, on each Payment Date, sums calculated by Lender for payment of: (i) the estimated taxes and assessments assessed or levied against the Premises, and (ii) the estimated premiums for insurance required by the Loan Documents, excluding commercial general liability insurance (collectively, the “Tax and Insurance Escrow Fund”). At Lender’s discretion, Lender shall either (i) use the Tax and Insurance Escrow Fund to pay the taxes, assessments and insurance premiums (if an Insurance Escrow is then being required) when the same become due; or (ii) upon Borrower’s prior written request reimburse Borrower in connection with Borrower’s payment of taxes, assessments and insurance premiums, as applicable, upon receipt of acceptable written evidence of payment of same. If the total payments made by Borrower under this Section exceed the amount of payments actually made by Lender for taxes, assessments and insurance premiums, such excess shall be credited by Lender on subsequent Tax and Insurance Escrow Fund deposits to be made by Borrower. If, however, the Tax and Insurance Escrow Fund is insufficient to pay the taxes, assessments and insurance premiums when the same shall be due and payable, Borrower will pay to Lender any amount necessary to make up the deficiency, within three (3) business days after Lender has notified Borrower of such deficiency, but in all events prior to the date when payment of such taxes, assessments and insurance premiums shall be delinquent.

Section 6.2 Property Reserves Escrow Fund. Borrower shall deposit with Lender certain funds to be held by Lender as required by and in accordance with the provisions of Section 8.1(b) hereof and Schedule III attached hereto.

Section 6.3 Miscellaneous.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Indebtedness. Until disbursed, expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Indebtedness.

(b) In no event shall Lender be obligated to disburse funds from a Reserve Fund if an Event of Default for which Lender has accelerated the Loan shall exist. Upon the occurrence of an Event of Default for which Lender has accelerated the Loan, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Indebtedness in any order in its sole discretion, apply such funds for the purposes for which they were held or hold such funds in a non-interest bearing account as additional security for the Loan; provided, however, that if there is an Event of Default resulting in a public sale of the Premises, or if Lender otherwise acquires the Premises after an Event of Default, Borrower shall be entitled to a credit of the tax portion of the Tax and Insurance Escrow against any delinquent or accrued ad valorem taxes with respect to the Premises.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. Nothing contained herein shall cause Lender to be deemed a trustee of any Letter of Credit, any renewal thereof or any proceeds therefrom.

(d) The Reserve Funds shall be held without any allowance for interest unless otherwise specifically set forth in Schedule III attached hereto. If interest is allowed, all earnings of interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.

(e) Upon satisfaction of the Mortgage, any amounts remaining in the Reserve Funds shall be promptly returned to Borrower.

(f) Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds.

VII. DEFAULTS

Section 7.1 Events of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) failure to pay when due any principal, interest, Make Whole Premium or other Indebtedness, taxes or assessments or insurance premiums (except to the extent sums sufficient to pay such taxes or assessments or insurance premiums have been deposited with Lender in accordance with Section VI) required pursuant to the Loan Documents or the Environmental Indemnity, and such failure shall have continued for 5 days after written Notice specifying such default is given by Lender to Borrower, provided, however, that in no event shall more than one such Notice be given in any calendar year and the second occurrence of such default in any calendar year shall constitute an Event of Default without Notice by Lender to Borrower; or

Notwithstanding the above, in the event that a failure to pay taxes or assessments or insurance premiums in excess of 5 days results in (i) a Material Adverse Effect, (ii) a failure to comply with Section 5.1(a), or (iii) the filing of a tax lien against the Premises, then an Event of Default shall occur without Notice by Lender to Borrower.

Further notwithstanding the above as it relates solely to taxes, assessments and insurance premiums, to the extent that a Tax and Insurance Escrow Fund has been established in accordance with Section VI of this Agreement and Borrower has fully complied with all terms and conditions of Section VI relating to same, then an Event of Default shall not occur for Lender’s failure to apply any of said Tax and Insurance Escrow Fund amounts.

(ii) Borrower, Interest Owner or any guarantor voluntarily brings or acquiesces to any of the following: (A) any action for dissolution, act of dissolution or dissolution or the like of Borrower, Interest Owner(s) or any guarantor under the Federal Bankruptcy Code as now or hereafter constituted; (B) the filing of a petition or answer proposing the adjudication of Borrower, Interest Owner(s) or any guarantor as a bankrupt or its reorganization or arrangement, or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to any present or future federal or state bankruptcy or similar law; or (C) the appointment by order of a court of competent jurisdiction of a receiver, trustee or liquidator of the Premises or any part thereof or of Borrower, Interest Owner(s) or any guarantor or of substantially all of the assets of Borrower, Interest Owner or any guarantor; or

(iii) one or more of the items set forth in the foregoing subsection (ii) above occur which were not either voluntarily brought or acquiesced in by Borrower, Interest Owner(s) or any guarantor, and which are not discharged or dismissed within 90 days after the action, filing or appointment, as the case may be; or

With respect to the matters in (ii) and (iii) above for an Interest Owner(s) only, no Event of Default shall occur until an interested party or Interest Owner(s) asserts a claim or right against Borrower or the Premises which delays or otherwise adversely affects Lender’s rights, remedies, or interests granted under the Loan Documents (whether or not such assertion is successful).

(iv) with respect to the matters not described in any other subparagraphs of this section, failure to duly observe or perform or the breach of any covenant, condition or agreement of the Borrower or any guarantor contained in the Loan Documents or in the Environmental Indemnity, and such failure shall have continued for 30 days after Notice specifying such failure is given by Lender to Borrower; or

If any failure to observe or perform under (iv) above shall be of such nature that it cannot be cured or remedied within 30 days, Borrower shall be entitled to a reasonable period of time to cure or remedy such failure (not to exceed 90 days following the giving of Notice), provided Borrower commences the cure or remedy thereof within the 30 day period following the giving of Notice and thereafter proceeds with diligence, as reasonably determined by Lender, to complete such cure or remedy.

(v) the failure of Borrower to duly observe or perform or the breach of any of the covenants, conditions and agreements of the Borrower contained in Section 4.2.3 and to cure such failure within ten (10) days following Borrower’s receipt of Notice of such failure; provided, however, that Borrower shall only be granted said 10 day cure period if (1) the failure to observe or perform is a curable event, (2) the Transfer does not have a Material Adverse Effect, and (3) the granting of said cure period will not have a Material Adverse Effect as reasonably determined by Lender; or

(vi) any representation (other than fraud or willful misrepresentation) when made by or on behalf of Borrower, Interest Owner(s) or any guarantor regarding the Premises, the making or delivery of any of the Loan Documents or the Environmental Indemnity or in any written information provided by or on behalf of Borrower, Interest Owner(s) or any guarantor in connection with the Loan shall prove to be untrue or inaccurate and in Lender’s reasonable determination, such untruth or inaccuracy has a Material Adverse Effect; or

(vii) fraud or willful misrepresentation by or on behalf of Borrower, Interest Owner(s) or any guarantor regarding the Premises, the making or delivery of any of the Loan Documents or the Environmental Indemnity or in any written information provided by or on behalf of Borrower, Interest Owner(s) or any guarantor in connection with the Loan; or

(viii) subject to the provisions of this Agreement, the death of any guarantor (or any individual who is personally liable for any obligation under the Loan Documents or the Environmental Indemnity) unless (a) the remaining guarantor or guarantors, if any, have a net worth or an aggregate net worth, as the case may be, equal to or greater than an amount equal to: the net worth of said remaining guarantor(s) as of the date hereof plus the net worth of the decedent as of the date hereof and affirm in writing the continued joint and several liability under the guaranty within 90 days of the death of such guarantor, or (b) a substitute guarantor or guarantors having a net worth or an aggregate net worth, as the case may be, equal to or greater than the net worth of the decedent as of the date hereof shall become liable by an acceptable assumption agreement within 90 days of the death of such guarantor, or (c) the remaining guarantor(s) and an acceptable substitute guarantor(s) collectively have a net worth or an aggregate net worth, as the case may be, equal to or greater than an amount equal to: the net worth of said remaining guarantor(s) as of the date hereof plus the net worth of the decedent as of the date hereof and affirm in writing the joint and several liability under the guaranty within 90 days of the death of such guarantor; or

(ix) the failure of Borrower to maintain the Required Entity Status and to cure such failure within ten (10) days following Borrower’s receipt of Notice of such failure; provided, however, that Borrower shall only be granted said 10 day cure period if the failure to maintain the Required Entity Status is a curable event and the granting of said cure period will not have a Material Adverse Effect as reasonably determined by Lender;

(b) Upon the occurrence of an Event of Default, in each and every such case, the whole of said principal sum hereby secured shall, at the option of the Lender and without further notice to Borrower, become immediately due and payable together with accrued interest thereon, a Make Whole Premium (unless the Loan is in the Open Period) and all other Indebtedness, and whether or not Lender has exercised said option, interest shall accrue on the entire principal balance and any interest or Make Whole Premium or other Indebtedness then due, at the Default Rate until fully paid or if Lender has not exercised said option, for the duration of any Event of Default. Borrower agrees that if Lender accelerates the whole or any part of the principal sum hereby secured after the occurrence of an Event of Default but prior to the Open Period, Borrower waives any right to prepay the principal sum hereby secured in whole or in part without premium and agrees to pay, as yield maintenance protection and not as a penalty, the Make Whole Premium.

Section 7.2 Remedies. To the extent permitted by applicable law, upon the occurrence of an Event of Default which is continuing, Lender shall have the rights and remedies afforded hereunder, in the Mortgage, the Environmental Indemnity and the other Loan Documents.

Section 7.3 Payment of Costs; Remedies Cumulative; Waivers.

(a) Borrower agrees that all reasonable costs, charges and expenses, including but not limited to, reasonable attorneys’ fees and costs, incurred or expended by Trustee or Lender arising out of or in connection with any action, proceeding or hearing, legal, equitable or quasi-legal, in any way affecting or pertaining to the Loan Documents, the Environmental Indemnity, or the Premises, shall be promptly paid by Borrower upon written notice from Lender. All such sums not promptly paid by Borrower shall bear interest at the Default Rate from the date of such advance until paid and shall be due and payable on demand, and except for sums relating to the Environmental Indemnity, shall be added to the Indebtedness secured hereby.

(b) Borrower hereby agrees that upon the occurrence of an Event of Default and the acceleration of the Indebtedness, to the full extent that such rights can be lawfully waived, Borrower hereby waives and agrees not to insist upon, plead, or in any manner take advantage of, any notice of acceleration, any stay, extension, exemption, homestead, marshaling or moratorium law or any law providing for the valuation or appraisement of all or any part of the Premises prior to any sale or sales thereof under any provision of the Mortgage or before or after any decree, judgment or order of any court or confirmation thereof, or claim or exercise any right to redeem all or any part of the Premises so sold and hereby expressly waives to the full extent permitted by applicable law on behalf of itself and each and every Person or Entity acquiring any right, title or interest in or to all or any part of the Premises, all benefit and advantage of any such laws which would otherwise be available to Borrower or any such Person or Entity, and agrees that neither Borrower nor any such Person or Entity will invoke or utilize any such law to otherwise hinder, delay or impede the exercise of any remedy granted or delegated to Lender herein but will permit the exercise of such remedy as though any such laws had not been enacted. Borrower hereby further expressly waives to the full extent permitted by applicable law on behalf of itself and each and every Person or Entity acquiring any right, title or interest in or to all or any part of the Premises any and all rights of redemption from any sale or any order or decree of foreclosure obtained pursuant to provisions of the Mortgage.

(c) All rights and remedies granted to Trustee or Lender in the Loan Documents shall be in addition to and not in limitation of any rights and remedies to which it is entitled in equity, at law or by statute, and the invalidity of any right or remedy herein provided by reason of its conflict with applicable law or statute shall not affect any other valid right or remedy afforded to Trustee or Lender. No waiver of any default or Event of Default under any of the Loan Documents shall at any time thereafter be held to be a waiver of any rights of the Trustee or Lender hereunder, nor shall any waiver of a prior Event of Default or default operate to waive any subsequent Event of Default or default. All remedies provided for in the Loan Documents are cumulative and may, at the election of Lender, be exercised alternatively, successively or concurrently. No act of Trustee or Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision or to proceed against one portion of the Premises to the exclusion of any other portion.

VIII. ASSIGNMENT OF LEASES AND RENTS

Section 8.1 License to Collect Rents.

(a) Pursuant to the terms of the Mortgage, Borrower has appointed Lender the true and lawful attorney of Borrower with full power of substitution and with power for it and in its name, place and stead, to demand, collect, give receipts and releases for any and all assigned Rents. Prior to an Event of Default, Lender hereby grants to Borrower the revocable license to enforce all provisions contained in the Leases and collect and use (subject to the terms and conditions of the Loan Documents), all Rents, as the same become due and payable, but in any event for not more than one calendar month in advance, provided, however, Borrower’s use of such Rents may be subject to the Recourse Obligations. Such license shall not be applicable to any

Extraordinary Rental Payments, all of which shall be paid directly to Lender. Lender shall be entitled to hold Extraordinary Rental Payments it receives in an account as additional security for the Note and the funds shall be governed by the terms set forth below. Borrower shall render such accounts of collections as Lender may reasonably require. The license herein granted to Borrower shall terminate immediately and automatically, without further action or documentation, upon an Event of Default; and upon written notice of Borrower’s Event of Default at any time hereafter given by Lender to any lessee, all Rents thereafter payable and all agreements and covenants thereafter to be performed by any such lessee shall be paid and performed by such lessee directly to Lender in the same manner as if the above license had not been granted, without prosecution of any legal or equitable remedies under the Mortgage. Any lessee of the Premises or any part thereof is authorized and directed to pay to Borrower any Rent herein assigned currently for not more than one calendar month in advance, but shall make all Extraordinary Rental Payments to Lender and any payment so made, other than Extraordinary Rental Payments, prior to receipt by such lessee of the aforementioned notice shall constitute a full acquittance to lessee therefore. In the event Lender has terminated Borrower’s license to collect Rents upon the occurrence of an Event of Default and Lender, in Lender’s sole discretion, elects to waive said Event of Default, then provided no Event of Default subsequently occurs, any Rents (other than Extraordinary Rental Payments) collected by Lender which are in excess of those applied to pay in full any Monthly Payment(s) and any deposit(s) of Reserve Funds then due from Borrower under the terms of the Loan Documents and/or any requirements resulting as a condition to any waiver by Lender of the Event of Default shall be promptly paid to Borrower.

(b) If an Extraordinary Rental Payment exceeds the Threshold Amount, such Extraordinary Rental Payment shall be delivered to Lender. At Lender’s option, such Extraordinary Rental Payments shall be held by Lender without allowance for interest (hereinafter referred to as the “Extraordinary Rental Escrow”) and disbursed or applied as hereinafter provided. So long as no Event of Default then exists under the Loan Documents, Lender shall disburse funds from the Extraordinary Rental Escrow for costs and expenses incurred by Borrower for tenant improvements and leasing commissions for Lease(s) reasonably approved by Lender, at a combined rate per square foot of net rentable area leased as reasonably determined by Lender at the time such Extraordinary Rental Payments are received by Lender. Borrower shall be allowed disbursements from time to time for tenant improvements, capital improvements, and leasing commissions as reasonably determined by Lender. Such disbursements of funds from the Extraordinary Rental Escrow shall be conditioned upon Borrower furnishing to Lender a written request for each such disbursement together with those items as Lender deems reasonably necessary in its discretion. Funds in the Extraordinary Rental Escrow shall be subject to the applicable terms of Section 6.3.

Section 8.2 Enforcement; Lender Liability. Trustee and Lender shall be under no obligation to enforce any of the rights or claims assigned to it under the Mortgage or to perform or carry out any of the obligations of the lessor under any of the Leases and does not assume any of the liabilities in connection with or arising out of the covenants and agreements of Borrower in the Leases; and Borrower covenants and agrees that it will faithfully perform all of the obligations imposed under any and all of the Lease(s). All Security Deposits collected by Borrower shall be maintained in accordance with all applicable Legal Requirements and, if cash, shall be deposited by Borrower at a federally insured institution reasonably satisfactory to Lender. Except to the extent that the same is caused solely as a result of Lender’s gross negligence or willful misconduct, should Trustee or Lender incur any liability, loss or damage under the Lease(s) or under or by reason of the assignment of Lease(s), or in the defense of any claims and demands whatsoever which may be asserted against Trustee or Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in any of the Lease(s), the amount thereof, including costs, expenses and reasonable attorneys’ fees and costs, shall be added to the Indebtedness.

Section 8.3 Lease(s) Approval.

(a) Other than as provided in Section 8.3(b) below, Borrower covenants not to alter, modify, amend or change the terms of any of the Lease(s) or give any consent or permission or exercise any option required or permitted by the terms thereof or waive any obligation required to be performed by any lessee or cancel, renew or terminate any of the Lease(s) or accept a surrender thereof or enter into leases after the date hereof without the prior written consent of Lender, not to be arbitrarily or capriciously withheld, and Borrower will not make any further transfer or assignment thereof, or attempt to pledge, assign or encumber any of the Leases or Rents or other amounts payable thereunder. Borrower further covenants to deliver to Lender, promptly upon receipt thereof, copies of any and all demands, claims and notices of default received by Borrower from any lessee under any of the Lease(s) assigned herein or of any default beyond any applicable notice or cure period thereunder by lessee. Borrower shall keep and perform all terms, conditions and covenants required to be performed by lessor under the Leases. If reasonably requested by Lender, Borrower shall enforce the Lease(s) and all remedies available to Borrower against the lessees thereunder in case of default under the Lease(s) by lessees.

(b) Notwithstanding the foregoing and subject to Lender’s lease approval rights outlined in Schedule III, if any, Borrower shall be permitted, in the ordinary course of business, to (a) enter into, extend, renew, amend or modify (but not terminate) any Lease which covers less than twenty percent (20%) of the net rentable area of space at the Premises; and (b) consent to assignment by lessee or other consents in accordance with and pursuant to the terms of any Lease which covers less than twenty percent (20%) of the net rentable area of space at the Premises; all without Lender’s prior written consent, provided that all of the following conditions are satisfied:

(i) No Event of Default then exists under the Loan Documents;

(ii) The Lease contains no purchase option or right of first refusal to purchase all or a portion of the Premises;

(iii) A new Lease must contain terms which are commercially reasonable as determined by Borrower or Manager in its prudent business judgment;

(iv) All lease extensions, renewals, amendments or modifications of Lease(s) (collectively “Lease Modification”) (A) are at a market rent; (B) are commercially reasonable as determined by Borrower or Manager in its prudent business judgment; and (C) do not involve the relocation of a tenant to space not located within the Premises;

(v) The new Lease or Lease Modification, does not or will not cause a default under any Lease(s), REA or any other document or instrument (recorded or otherwise) in any way burdening or affecting the Premises; and

(vi) The lessee’s business does not and will not involve the presence of Hazardous Material on the Premises, including but not limited to businesses engaged in the processing of dry cleaning on-site.

(c) Borrower shall furnish to Lender a true and complete copy of each Lease and Lease Modification, hereafter made by Borrower with respect to the Premises within thirty (30) days after delivery of each such Lease or Lease Modification by the parties thereto. The delivery by Borrower of each Lease and Lease Modification that does not require Lender’s consent under the terms of this Section 8.3 shall constitute a representation by Borrower that the conditions contained in this Section 8.3 have been complied with.

(d) With regard to those Lease(s) or Lease Modification(s) for which Lender’s consent is required, if: (a) Borrower provides Lender with a written request for consent to such Lease or Lease Modification and the request is accompanied by: (i) a copy of the Lease or Lease Modification; and (ii) copies of the most recently completed balance sheets and income statements for such lessee on any Lease(s) that covers 20% or more of the total net rentable area, to the extent reasonably available; (b) the request is delivered to Lender by overnight delivery and otherwise in accordance with the Notice provisions and states at the top of the first page in bold lettering “LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” (Lender and Borrower hereby agree that such 15 business day period shall commence on the date of

Lender’s actual receipt of a written request for approval together with the proposed form of Lease (with any changes from the approved form of Lease redlined) and any financial and background information regarding the proposed tenant reasonably requested by Lender); then in the event Lender fails to either approve such request or disapprove such request (such disapproval stating the reasons for such disapproval) for more than fifteen (15) business days after receipt thereof, the action that was the subject of said request shall be deemed approved. Lender may condition its consent to any Lease or Lease Modification on Lender’s receipt of a fully executed Subordination, Non-Disturbance and Attornment Agreement, in form and substance satisfactory to Lender; and (B) if Borrower desires a release of escrowed funds for said Lease(s) or Lease Modification(s) in accordance with Schedule III hereof, if applicable, said release of escrowed funds request must accompany the request for Lender’s approval of the Lease(s) or Lease Modification(s).

(e) Notwithstanding the above, Borrower shall have the right to terminate Lease(s) of tenant(s) at the Premises without Lender’s prior written consent in the event that the lessee under the Lease is in material monetary default of its Lease beyond any applicable notice and/or cure periods provided Borrower sends Lender a copy of any default letter delivered to tenant and a copy of the notice to the tenant that Borrower is terminating it’s Lease.

(f) Borrower hereby acknowledges that in the course of obtaining subordination, non-disturbance and attornment agreements, non-disturbance agreements or documents of similar nature (hereinafter “Lessee Documents”) either prior to or following the Closing Date from lessees in connection with the Leases of the Premises, Lender may execute agreements which (i) may contain terms, conditions or restrictions on such lessees that are not consistent with the Loan Documents with regard to alterations, modifications, amendments or changes to such Leases, or (ii) which may contain other provisions different from and in some cases in conflict with the terms of the Loan Documents. Borrower further acknowledges and agrees that Borrower’s performance of its obligations under the Loan Documents are a material inducement to Lender’s willingness to enter into such Lessee Documents and Borrower remains obligated to perform in accordance with all of the terms, conditions, restrictions and provisions of the Loan Documents notwithstanding the terms of any Lessee Documents.

Section 8.4 Rights of Lender. Following the occurrence of an Event of Default that is continuing, Lender may as attorney-in-fact or agent of Borrower or in its own name as Lender and under the powers granted herein extend, modify, or terminate (to the extent permitted by law or the terms of the specific Lease) any then existing Lease(s) or subleases and make new leases, which extensions, modifications or new leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the Maturity Date and the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon Borrower and all persons whose interests in the Premises are subject to the lien of the Mortgage and shall be binding also upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the Indebtedness secured by the Mortgage, satisfaction of any foreclosure decree, or issuance of any certificate of sale or deed to any purchaser.

IX. SPECIAL PROVISIONS

Section 9.1 Fees and Taxes. If by the laws of the United States of America or of any state or governmental subdivision having jurisdiction over Borrower or of the Premises or of the Loan evidenced by the Loan Documents or any amendments or modifications thereof, any tax or fee is due or becomes due or is imposed upon Lender in respect of the issuance of the Note or the making, recording and registration of the Mortgage or otherwise in connection with the Loan Documents, the Environmental Indemnity or the Loan, except for Lender’s income or franchise tax, Borrower covenants and agrees to pay such tax or fee in the manner required by such law, and to hold harmless and indemnify Trustee, Lender, and their successors and assigns, against any liability incurred by reason of the imposition of any such tax or fee.

X. RECOURSE OBLIGATIONS

Section 10.1 Non-Recourse. Notwithstanding any provision to the contrary in this Agreement, the other Loan Documents or the Environmental Indemnity and except as otherwise specifically provided for in this Article X, the liability of Borrower under the Loan Documents shall be limited to the interest of Borrower in the Premises and the Rents. In the event of foreclosure of the lien evidenced by the Loan Documents, no judgment for any deficiency upon the Indebtedness evidenced by the Loan Documents shall be sought or obtained by Lender against Borrower. Nothing herein shall in any manner limit or impair (i) the lien or enforcement of the Loan Documents and the Environmental Indemnity pursuant to the terms thereof or (ii) the obligations of any indemnitor or Guarantor, if any, except as specifically provided in this Article X.

Borrower shall be personally liable to Lender for any actual loss or damage suffered by Lender arising from any of the following:

(a) (i) Borrower’s failure to pay any of the taxes, assessments or similar charges specified in the Loan Documents, or (ii) Borrower’s failure to maintain insurance in compliance with the provisions of the Loan Documents, or (iii) Borrower’s failure to apply insurance proceeds or condemnation awards in compliance with the provisions of the Loan Documents, except if monies are held by Lender and only up until the time Lender takes title by foreclosure or deed in lieu;

(b) the indemnification provision in the Environmental Indemnity;

(c) physical waste of the Premises, or any willful act or omission which materially damages or materially reduces the value of the Premises;

(d) any Rents which Borrower receives after an Event of Default under the Loan Documents which are not applied to (A) payment of principal, interest and other charges due under the Loan Documents, (B) payment of ordinary and/or necessary operating expenses of the Premises or lessor obligations under the Lease(s) or otherwise required or permitted under this Agreement or the other Loan Documents, or (C) capital expenditures, tenant improvements, and leasing commissions for the Premises or otherwise required or permitted under this Agreement or the other Loan Documents;

(e) any security deposits or other refundable deposits or prepaid Rents (together with any interest required by law) paid to or received by Borrower and not applied in accordance with the terms of the Leases or not turned over to Lender upon conveyance of the Premises to Lender pursuant to foreclosure or power of sale or by a deed acceptable to Lender;

(f) misapplication or misappropriation by Borrower, Guarantor and their Affiliates of tax reserve accounts, tenant improvement reserve accounts or other similar sums paid to or received by Borrower, Guarantor and their Affiliates or any other entity or person (other than Lender) in connection with the operation of the Premises;

(g) any fraud or willful misrepresentation by or on behalf of Borrower, Interest Owner or Guarantor regarding the Premises, the making or delivery of any of the Loan Documents or in any materials or information provided by or on behalf of Borrower, Interest Owner or Guarantor, if any, in connection with the Loan;

(h) the loss of Lender’s perfection or priority of its security interest in Personal Property covered under any UCC financing statement due to Borrower’s failure to notify Lender in violation of this Agreement;

(i) the filing of a mechanic’s lien affecting the Premises in violation of the Loan Documents, other than a mechanic’s lien affecting the Premises for which Borrower has complied with the Contest Requirements, and except as expressly permitted by the Loan Documents;

(j) Borrower’s procurement of subordinate financing or mezzanine financing except as expressly permitted by the terms of this Agreement or otherwise consented to in writing by Lender; and

(k) Borrower’s failure to complete the Seismic Improvement work in the time frames pursuant to Section 9 of the Property Reserves Escrow Fund and pursuant to the requirements of Section 6 of the Property Reserves Escrow Fund. At such time as Borrower has completed the Seismic Improvements in accordance with said Sections 6 and 9, or in the event it is determined the Seismic Work is not required pursuant to the last paragraph of Section 6 of the Property Reserves Escrow Fund, this Section (k) shall no longer be applicable.

Notwithstanding anything contained in the language above as it relates solely to taxes, assessments and insurance premiums, to the extent that a Tax and Insurance Escrow Fund has been established in accordance with Section VI of this Agreement and Borrower has fully complied with all terms and conditions of Section VI relating to impounding for the same, then Borrower shall not be personally liable for Lender’s failure to apply any of said Tax and Insurance Escrow Fund amounts.

Notwithstanding anything to the contrary in the Loan Documents, the limitation on liability contained in the first paragraph of this section SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event:

(x) of a Transfer (other than a Permitted Transfer or otherwise expressly approved by Lender) which results in a Transfer of the Premises or a change of Control of Borrower; or

(y) the Premises shall become an asset in a (i) voluntary bankruptcy or insolvency proceeding or a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy laws of the United States or under any other applicable federal, state or other statute or law (each a “Material Action”), or (ii) an involuntary bankruptcy or Material Action which is consented to or colluded in by Borrower, Guarantor or an Affiliate of Borrower or Guarantor controlled by Borrower or Guarantor, respectively, which is not dismissed within ninety (90) days of filing (except to the extent such a judgment may be necessary to enable the Lender to realize upon any security for all or any part of the Indebtedness evidenced by the Loan Documents).

Section 10.2 Release of Liability. Borrower shall be completely relieved of all liability under the Loan Documents, except for Borrower’s obligations under the Environmental Indemnity as set forth therein and except for any fraud or willful misrepresentation by or on behalf of Borrower, Interest Owner or Guarantor regarding the Premises, the making or delivery of any of the Loan Documents or in any materials or information provided by or on behalf of Borrower, Interest Owner or Guarantor in connection with the Loan, upon payment in full of the Indebtedness evidenced by the Loan Documents.

XI. MISCELLANEOUS

Section 11.1 Waiver. By accepting payment of any sum evidenced or secured by this Agreement, the Mortgage or the other Loan Documents after its due date, Lender does not waive its right either to require prompt payment when due of all other sums or installments so secured or to declare a default for failure to pay such other sums or installments.

Section 11.2 Invalidity of Provisions. In the event one or more provisions of the Loan Documents shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Loan Documents shall be construed as if any such provision had never been contained herein.

Section 11.3 Estoppel. Within 15 days after any written request by either party to this Agreement, the requested party shall certify to its knowledge, by a written statement duly acknowledged, the amount of principal, interest and other Indebtedness then owing on the Note, the terms of payment, Maturity Date and the date to which interest has been paid. Borrower shall further certify whether any defaults, offsets or defenses exist against the Indebtedness secured hereby. Borrower shall also use commercially reasonable efforts to furnish to Lender, within 30 days of its request therefore, tenant estoppel letters from such tenants of the Premises as Lender may reasonably require; which Lender shall not request more than one (1) time per annum.

Section 11.4 Successors and/or Assigns. This Agreement and all provisions hereof shall inure to the benefit of the heirs, successors and assigns of Lender and shall bind the heirs and successors and assigns of Borrower.

Section 11.5 Inconsistencies. The terms of the Loan Documents and the Environmental Indemnity shall be construed and interpreted without any presumption, inference, or rule requiring construction or interpretation of any provision of the Loan Documents and the Environmental Indemnity against the interest of the party causing the Loan Documents and the Environmental Indemnity or any portion of it to be drafted. Borrower is entering into the Loan Documents and the Environmental Indemnity freely and voluntarily without any duress, economic or otherwise.

Section 11.6 Governing Law/Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State, without regard to its conflicts of law principles. Borrower irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement, the Note, the Mortgage, the other Loan Documents and the Environmental Indemnity may be brought in a court of record in the State or in the Courts of the United States located in the State, (b) submits to the jurisdiction of each such court in any such suit, action or proceeding, and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Borrower at its address provided in the Mortgage. Nothing in this Section 11.6 will affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any suit, action or proceeding against Borrower or Borrower’s assets in the courts of any other jurisdiction.

Section 11.7 Proceedings. Unless Lender shall otherwise direct in writing, Borrower shall appear in and defend all actions or proceedings purporting to affect the security hereunder, or any right or power of the Lender. The Lender shall have the right to appear in such actions or proceedings. Borrower shall save Lender harmless from all reasonable costs and expenses, including but not limited to, reasonable attorneys’ fees and costs, costs of a title search, continuation of abstract and preparation of survey incurred by reason of any action, suit, proceeding, hearing, motion or application before any court or administrative body in and to which Lender may be or become a party by reason hereof. All money paid or expended by Lender in that regard, together with interest thereon from date of such payment at the applicable interest rate shall be additional Indebtedness secured hereby and shall be due and payable by Borrower upon notice from Lender.

Section 11.8 Joint and Several. If more than one, all obligations and agreements of Borrower are joint and several.

Section 11.9 Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original; and such counterparts when taken together shall constitute but one agreement.

Section 11.11 Integration; Amendments; Consents. This Agreement, together with the other Loan Documents and the Environmental Indemnity, constitutes the entire agreement of the parties with respect to the Loan, and supersedes any prior negotiations or agreements, and supersedes any loan application submitted by Borrower to Lender and any commitment letter for the Loan delivered by Lender to Borrower. No modification, extension, discharge, termination or waiver of any provision of this Agreement or the other Loan Documents will be effective unless in writing, signed by the Person against whom enforcement is sought, and will be effective only in the specific instance for which it is given.

Section 11.12 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.13 No Joint Venture or Partnership. Borrower and Lender intend that the relationship created under this Agreement, the other Loan Documents and the Environmental Indemnity be solely that of borrower and lender. Nothing is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant to Lender any interest in the Premises other than that of lender or secured party and borrower or debtor.

Section 11.14 Waiver of Counterclaim. Borrower hereby waives, to the extent permitted by applicable law, the right to assert any counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against Borrower by Lender under any of the Loan Documents or the Environmental Indemnity.

Section 11.15 Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have those meanings given to them in the other Loan Documents.

Section 11.16 No Liability of Lender. Borrower acknowledges and agrees that Lender’s acceptance or approval of any action of Borrower or any other matter requiring Lender’s approval, satisfaction, acceptance or consent pursuant to this Agreement, the other Loan Documents or the Environmental Indemnity, including any report certificate, financial statement, appraisal or insurance policy, will not be deemed a warranty or representation by Lender of the sufficiency, legality, effectiveness or other import or effect of such matter.

Section 11.17 No Third Parties Benefited. This Agreement is between and for the sole benefit of Borrower and Lender, and Lender’s successors and assigns, and creates no rights whatsoever in favor of any other Person and no other Person will have any rights to rely hereon.

Section 11.18 Time is of the Essence. Time is of the essence of each of Borrower’s obligations under this Agreement. The waiver by Lender of any default or Event of Default under this Agreement will not be deemed a waiver of any subsequent default or Event of Default.

Section 11.19 Severability of Provisions. If a court of competent jurisdiction finds any provision of this Agreement, the other Loan Documents or the Environmental Indemnity to be invalid or unenforceable as to any Person or circumstance in any state, such finding will not render that provision invalid or unenforceable as to any other Person or circumstance or in any other state. Where permitted by

Legal Requirements, any provision found invalid or unenforceable will be deemed modified to the extent necessary to be within the limits of enforceability or validity; however, if such provision cannot be deemed so modified, it will be deemed stricken and all other provisions of this Agreement in all other respects will remain valid and enforceable.

Section 11.20 Preferences. Lender will have no obligation to marshal any assets for the benefit of Borrower or any other Person or in satisfaction of any or all of the Indebtedness. Lender will have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Indebtedness. To the extent Borrower makes a payment to Lender or Lender receives any proceeds from the Collateral, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any bankruptcy, insolvency or other law, or for equitable cause, then, to the extent of such payment or proceeds released by Lender, the Indebtedness will be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.21 Substitution of Collateral. At any time during the term of the Loan, Lender will, at Borrower’s request and subject to all of the terms and conditions herein contained, permit a substitution and release (a “Substitution”) of the either of the Richmond property (Exhibit A-1 of the Mortgage) or the Fremont property (Exhibit A-2 of the Mortgage), provided that, in connection with any such Substitution, Borrower shall satisfy each of the following requirements. In connection with the Substitution, Borrower shall be entitled to obtain a release of the lien of the Mortgage from the applicable Richmond or Fremont property (for the purposes of this Section, the “Existing Premises”) upon the Substitution of another property or properties (the “Substitute Premises”) satisfactory to Lender (in its reasonable discretion) upon satisfaction of each of the following terms and conditions:

(a)	At the time of Borrower’s request for a Substitution and at the time of the consummation of the proposed Substitution, there shall exist no Event of Default, and there shall exist no condition or state of facts, which with the passage of time or the giving of notice, or both, would constitute an Event of Default under the Loan Documents;

(b)	The proposed Substitute Premises shall constitute the fee simple estate to such property, and no joint venture (except as outlined in Section 4.2.3(b)(i) herein), tenant-in-common or partnership interests or interests in ground leases shall be permitted;

(c)	The credit of the tenant(s) (or if a lease is guaranteed, the credit of the guarantor so long as such lease is guaranteed pursuant to a guaranty satisfactory to Lender) occupying the Substitute Premises and the lease rollover schedule for such tenant(s) shall be satisfactory to Lender in its reasonable discretion;

(d)	Lender shall have received the following reports of the Substitute Premises each conforming to Lender’s then current report guidelines, which any such report shall be satisfactory to Lender in its reasonable discretion in all respects: (i) a physical condition report from an engineer or architect acceptable to Lender; (ii) a Phase I environmental report from an environmental consulting firm acceptable to Lender (Lender reserves the right to require a Phase II environmental report at Lender’s option in the event the Phase I discloses contamination or the need for further investigation, but only with Borrower’s prior written consent to such Phase II); (iii) a zoning report from a zoning company acceptable to Lender; (iv) a MAI appraisal from an appraiser acceptable to Lender; and (v) if applicable, seismic/soils/curtain wall report(s) from an engineer or architect acceptable to Lender. The cost of preparation of all such reports and all necessary inspections shall be paid by Borrower;

(e)	The Substitute Premises (including, without limitation, property type, the location, the demographics of the market area, appearance, configuration, quality and age of the Substitute Premises) shall be satisfactory to Lender in Lender’s reasonable discretion. From a property type standpoint, Lender will only consider industrial, retail, office and multi-family;
(f)	Lender’s then current closing and underwriting requirements, shall be satisfied regarding the Substitute Premises, including without limitation, that: (i) all amendments to the Loan Documents shall be satisfactory to Lender, (ii) Lender receives a satisfactory legal opinion from Borrower’s counsel regarding such amended Loan Documents, (iii) title to the Substitute Premises shall be satisfactory in all respects to Lender (including, without limitation, evidence that Lender shall have a first and exclusive mortgage lien on the fee simple interest in the Substitute Premises), (iv) Lender shall receive a satisfactory survey and title insurance policy, (v) Lender receives satisfactory evidence that the Substitute Premises complies with all applicable governmental requirements, and (vi) Borrower’s, and if applicable, tenant’s then current financial condition shall be satisfactory to Lender;

(g)	At the same time Borrower delivers its written notice to Lender requesting a Substitution, Borrower shall pay to Lender a non-refundable administrative fee of $5,000 (the “Substitution Administrative Fee”), and the Substitution Administrative Fee shall be deemed earned by Lender upon Lender’s receipt of such fee. At the closing of the Substitution, Borrower shall pay to Lender a non-refundable fee equal to $30,000, but Lender shall credit against such fee the Substitution Administrative Fee Borrower previously paid to Lender. The Substitution Administrative Fee and the fee due upon the closing of the Substitution shall be applied to cover all of Lender’s expenses, including, without limitation, travel and in-house legal, except for third party costs and expenses outlined in (d) above and (h) below, which shall be paid by Borrower in addition to such fees;

(h)	Whether or not the Substitution actually closes, Borrower shall pay all third party costs and expenses associated with the Substitution, including but not limited to, title insurance and survey fees and expenses, recording charges and taxes, documentary stamp taxes, intangible taxes, fees for Lender’s outside counsel (if any), and fees for the reports described in (d) above;

(i)	The Loan to value ratio of the Substitute Premises, DSC Ratio, value and income of the Substitute Premises shall all be subject to Lender’s approval in its reasonable discretion;

(j)	Lender determines in its reasonable discretion that the Substitution would not result in a violation of the ERISA provisions contained herein, and Borrower delivers such certifications and other documents as Lender may request in connection therewith;

(k)	Lender is satisfied, and Borrower shall deliver such assurances as may be reasonably requested by Lender (including a reaffirmation certification or other agreement) that any guaranty or indemnity or similar instrument delivered to Lender in connection with the Loan remains in full force and effect, notwithstanding and taking into consideration the Substitution;

(l)	Any written request by Borrower to Lender for a Substitution may be made no later than twelve (12) months prior to the Maturity Date of the Loan.

Lender shall use reasonable efforts to process a request from Borrower to effect a Substitution within sixty (60) days from the request therefore, provided Lender has received: (1) all materials and information necessary to evaluate such request; and (2) the Substitution Administrative Fee.

This Section 11.21 shall be personal to the original Borrower under the Loan (other than as outlined in (l) above, and no Transferee shall have any rights under this Section to substitute the Premises.

Section 11.22 Substitution of Trustee/Trustee’s Rights.

(a) Lender, from time to time, may substitute another Trustee in place of the Trustee named herein, to execute the trusts created by the Mortgage; and upon such appointment, and without conveyance to the successor trustee, the successor trustee shall be vested with all the title, interest, powers, duties and trusts in the Premises vested in or conferred upon Trustee herein named by the Mortgage. Each such appointment and substitution shall be made by written instrument executed by the Lender containing reference to the Mortgage sufficient to identify it, which instrument, when recorded in the office of the county recorder of the county or counties in which the Premises is situated, shall be conclusive proof of proper appointment of the successor trustee. The recital or statement, in any instrument executed by Trustee in pursuance of any of said trusts, of the due authorization of any agent of the Trustee executing the same shall for all purposes be conclusive proof of such authorization.

(b) Upon the occurrence and continuance of an Event of Default, Trustee at any time, at Trustee’s option, may commence and maintain suit in any court of competent jurisdiction and obtain the aid and direction of said court in the execution by it of the trusts or any of them, herein expressed or contained, and, in such suit, may obtain the orders or decrees, interlocutory or final of said court directing the execution of said trusts, and confirming and approving Trustee’s acts, or any of them, or any sales or conveyances made by Trustee, and adjudging the validity thereof, and directing that the purchasers of the property sold and conveyed be let into immediate possession thereof, and providing for orders of court or other process requiring the Sheriff of the county in which said property is situated to place and maintain said purchasers in quiet and peaceable possession of the property so purchased by them, and the whole thereof.

(c) Upon the occurrence and continuance of an Event of Default, Borrower, forthwith upon request, at the expense of Borrower, will cause to be made, executed, acknowledged and delivered to Trustee, any and every deed or assurance in law which Trustee or counsel of Trustee shall reasonably advise or require for the more sure, effectual and satisfactory granting and confirming of said Premises unto Trustee.

Section 11.23 Prepayment Waiver. Borrower, by adding its initials to the end of this Section, (a) expressly waives any rights it may have under California Civil Code Section 2954.10 to prepay the Indebtedness, in whole or in part, without penalty, upon acceleration of the Indebtedness and (b) acknowledges and agrees that Borrower has no right of prepayment of the Indebtedness except as provided above or otherwise permitted in the other Loan Documents and that, if the maturity of the Indebtedness is accelerated by Lender, Borrower specifically agrees to pay as a prepayment premium, the applicable sum specified herein as the Make Whole Premium, specifically including, but not limited to, the case where Lender has accelerated the maturity of the Note due to Borrower’s default of any provision contained in 4.2.3 of this Agreement. By initialing this provision, Borrower hereby declares that Lender’s agreement to make the Loan for the interest rate and for the term set forth in this Agreement constitutes adequate consideration, given individual weight by Borrower, for this waiver and agreement.

Initials:

Section 11.24 Waiver of Trial by Jury. BORROWER AND LENDER EACH KNOWINGLY, VOLUNTARILY AND

INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTIONS BROUGHT BY BORROWER, TRUSTEE OR LENDER IN CONNECTION WITH THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, THE INDEBTEDNESS, OR ANY OTHER STATEMENT OR ACTIONS OF LENDER.

Section 11.25 Beneficiary Statement. Borrower shall pay Lender for every Lender statement furnished at Borrower’s request the maximum fee allowed by law pursuant to Section 2943 of the Civil Code of California and all amendments thereto, the provisions of which are incorporated herein by reference and made a part hereof. Such fee shall be computed as of the time said statement is furnished.

Section 11.26 Guaranty Waiver. Borrower hereby irrevocably authorizes Lender to apply any and all amounts received by Lender in repayment of amounts due under the Loan Documents first to amounts which are not guaranteed pursuant to the terms of any Guaranty and then to amounts that are guaranteed pursuant to the terms of any Guaranty. Borrower hereby waives any and all rights it has or may have under Section 2822 of the California Civil Code which provides that if a Guarantor is “liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied.”

Section 11.27 Appointment of Receiver. If, as a result of a default by Borrower under the Loan Documents, Lender elects to enforce its rights under Section 2938(c) of the California Civil Code by any means other than the appointment of a receiver and Lender receives Rents from the Premises pursuant to such enforcement, and Borrower thereafter makes written demand upon Lender to pay the reasonable costs of protecting and preserving the Premises pursuant to the provisions of Section 2938(g) of the California Civil Code, then Borrower agrees that the obligation of Lender to pay the “reasonable costs of protecting and preserving the Premises” pursuant to Section 2938(g) shall be deemed fully satisfied upon payment by Lender from and to the extent of Rents actually received by Lender of the following costs: (i) delinquent real property taxes with respect to the Premises only to the extent that such amounts subject the Premises to an imminent tax sale which has been set for sale by the applicable taxing authority pursuant to applicable law; (ii) costs necessary to maintain the insurance coverage required under the Mortgage; provided, however, that Lender shall not be required to purchase any rental interruption insurance or earthquake insurance and Lender may satisfy all or any portion of such obligation by insuring the Premises through Lender’s blanket insurance policy; and (iii) the reasonable cost to correct any building or housing code violations only to the extent the applicable governmental building authority makes a written demand to Lender to comply therewith. Notwithstanding anything to the contrary contained herein, Lender may, but shall not be obligated to, apply any or all Rents to the payment of costs which Lender believes, in its sole and absolute discretion, are necessary or desirable for the protection and preservation of the Premises (it being the intent of Borrower and Lender that nothing contained herein shall be deemed to impair, define or limit Lender’s rights or remedies pursuant to the Loan Documents, including, but not limited to, the right of Lender as beneficiary under the Mortgage and other Loan Documents to protect and preserve the security for such Mortgage in the Event of Default thereunder).

Section 11.28 Proceeds. Notwithstanding the provisions of this Agreement, to the extent permitted by applicable law, Borrower (a) hereby specifically, unconditionally and irrevocably waives all rights it may have under any California case and/or statutory law heretofore or hereafter in effect that provides that a lender on a debt secured by improved real property must demonstrate that its security has been impaired as a result of any damage or destruction, in whole or in part, by fire or other Casualty before requiring that any or all insurance proceeds be used to reduce the debt and (b) hereby specifically, unconditionally and irrevocably waives all rights of a property owner granted under California Code of Civil Procedure Section 1265.225(a), which provides for allocation of Condemnation proceeds between a property owner and a lienholder, and any other law, including case law, or successor statute of similar import.

Section 11.29 Component Notes. At any time, but without increasing the liabilities of Borrower under the Loan Documents, upon request of Lender, Borrower shall issue one or more separate (or component) notes (the “Component Notes”) with revised interest rates and/or amortization schedules (if applicable) to replace the Note, the aggregate weighted average coupon rate of which shall, as of the issuance of the Component Notes, equal the initial interest rate on the Loan (adjusted to account for amortization, if applicable). Each Component Note may have a different interest rate and/or different amortization, if applicable. Borrower shall also be obligated to enter into such amendments to other Loan Documents as are necessary to reference the Component Notes. Notwithstanding the foregoing, Borrower shall only be required to issue such Component Notes as long as:

(i) at and at all times after the issuance of such Component Notes, the aggregate weighted average coupon rate of the revised interest rates of the Component Notes equals the Regular Interest Rate as if the Note had never been replaced;

(ii) there shall be no negative economic effect upon Borrower’s monthly debt service payments; and

(iii) such replacement shall be at no cost and expense to Borrower (including that Lender shall reimburse Borrower for its reasonable attorneys’ fees in reviewing the Component Notes).

(Signatures on next page)

IN WITNESS WHEREOF, Borrower and Lender have hereunto caused this Agreement to be executed on the date first above written.

LENDER:

PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

	By:	/s/ Robert R. Bailey
Name: Robert R. Bailey
Title: Senior Financing Consultant

	By:	/s/ Carol Kraayenbrink
Name: Carol Kraayenbrink
Title: Senior Financing Consulting

BORROWER:

IIT PINOLE BUSINESS PARK I LP, a Delaware limited partnership

By:	IIT PINOLE BUSINESS PARK I GP LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Thomas G. McGonagle
Name: Thomas G. McGonagle
Title: Chief Financial Officer

IIT 48350 FREMONT BLVD LP, a Delaware limited partnership

By:	IIT 48350 FREMONT BLVD GP LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

SCHEDULE I

Certified Evidence of Insurance

By Borrower’s execution of this Agreement, Borrower hereby represents and certifies to Lender, as of the date hereof, that the attached commercial property insurance certificate completely and accurately reflects the property insurance in force under the property insurance policy as of the date hereof.

See attached property insurance certificate.

SCHEDULE II

Certified Organizational Chart

By Borrower’s execution of this Agreement, Borrower hereby represents and certifies to Lender that the attached organizational chart completely and accurately depicts the ownership of Borrower as of the date hereof and that all Person(s) with a direct or indirect ownership of twenty percent (20%) or more as of the date hereof are reflected on said chart.

See attached organizational chart

SCHEDULE III

Property Reserves Escrow Fund

1. Property Reserves. Borrower has agreed to deposit with Lender funds and/or a letter of credit(s), if any (if more than one, collectively if the context so requires the “Letter of Credit”) as detailed below to be held by Lender (i) to be used to pay Borrower on a construction-basis certain future tenant improvements which are to be borne by Borrower in accordance with approved Leases of space at the Premises (“Tenant Improvements”) and certain future reasonable leasing commissions to be paid to third party brokers by Borrower pursuant to written agreements covering leasing activities at the Premises (“Leasing Commissions”) for the Super Micro Computer, Inc. leased space (the “Super Micro Space”) and for the Alan Ritchey Inc. leased space (the “AR Space”), and (ii) to reimburse Borrower for the costs associated for certain seismic repairs, if deemed required, all of which are detailed herein and released and disbursed by Lender as provided herein. The funds as well as any Letter of Credit and any renewal or replacement thereof and any proceeds therefrom shall be held by Lender as additional security for the Loan and are hereafter referred to as the “Property Reserves”. The term “Escrow Release” as used herein shall refer to a disbursement of all funds from the Property Reserves.

a. In the event Lender has not received reasonably acceptable written evidence that Super Micro Computer, Inc. (“Super Micro”) has exercised its renewal option pursuant to the terms of that certain Industrial Lease dated February 25, 2008 between Pinole Point Properties, Inc., as landlord, and Super Micro Computer, Inc., as tenant (“Super Micro Lease”), or entered into a new lease for all of the Super Micro Computer, Inc. leased space, reasonably acceptable to Lender, on or prior to November 1, 2011, then commencing on November 1, 2011 and continuing through October 1, 2013 Borrower shall deposit with Lender a monthly amount of Thirty Thousand Eight Hundred Thirty-three Dollars and 33/100 ($30,833.33) to cover the cost of Tenant Improvements and Leasing Commissions for the Super Micro Computer, Inc. leased space (the “Super Micro Escrow”). The total amount deposited for the Super Micro Escrow shall be capped at Seven Hundred Forty Thousand and 00/100 Dollars ($740,000.00).

b. In the event Lender has not received reasonably acceptable written evidence that Alan Ritchey Inc. (“AR”) has entered into a new lease at the Premises, reasonably acceptable to Lender, or extended that certain Build to Suit Industrial Lease dated September 1988 between Pinole Point Properties, Inc., as landlord, and Alan Ritchey Inc., as tenant (“AR Lease”) reasonably acceptable to Lender, then commencing on August 1, 2011 and continuing through January 1, 2012 Borrower shall deposit with Lender a monthly amount of Eighty-three Thousand Three Hundred Thirty-three Dollars and 33/100 ($83,333.33) to cover the cost of Tenant Improvements and Leasing Commissions for the Alan Ritchey Inc. leased space (the “AR Escrow”). The total amount deposited in this Section 1(b) shall be capped at Five Hundred Thousand and 00/100 Dollars ($500,000.00).

Notwithstanding the preceding paragraphs, (i) in the event AR or Super Micro enters into a new lease reasonably acceptable to Lender for all of the AR Space or the Super Micro Space, respectively prior to the commencement date of the deposits for the AR Escrow or the Super Micro Escrow, and provides Lender with an acceptable tenant estoppel certificate, Borrower shall not be required to commence the AR Escrow or the Super Micro Escrow, and (ii) if AR or Super Micro enters into a new lease reasonably acceptable to Lender for less than all of the AR Space or the Super Micro Space, respectively, either prior to or after the commencement date of the deposits for the AR escrow and/or the Super Micro Escrow, and provides Lender with an acceptable tenant estoppel certificate, the amounts to be paid under the Super Micro Escrow and/or the AR Escrow, as applicable, shall be reduced accordingly by a percentage equal to the applicable percentage of the Super Micro Space and the AR Space so leased by Super Micro or AR, as applicable.

In lieu of the monthly cash deposits for Tenant Improvements and Leasing Commissions in 1(a) and 1(b) above, Borrower shall have the option to deposit with Lender (i) a Letter of Credit in the amount of $740,000.00 on or prior to September 1, 2012 for the Super Micro Escrow, and (ii) a Letter of Credit in the amount of $500,000.00 on or prior to August 1, 2011 for the AR Escrow. Each Letter of Credit shall be in form and substance acceptable to Lender and issued by a rated United States Bank acceptable to Lender. In the event Borrower shall have commenced to make the monthly deposits provided for herein, Borrower shall have the right at any time thereafter to replace such obligation to so deposit with Lender the applicable Letter of Credit, and Lender shall promptly release the cash portion of the amounts on deposit in the applicable escrow as of such date to Borrower.

c. On the Closing Date, Borrower shall deposit with Lender the cash sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Seismic Reserve Fund”) to be used to reimburse Borrower for the costs to: (i) have a licensed structural design engineer selected by Borrower and reasonably approved by Lender (the “Approved Engineer”) investigate the Premises and the recommendation by Telesis Engineers that those certain buildings comprising the Premises and known as 2500 Atlas Road and 2900 Atlas Road, Richmond, California (the “Affected Buildings”) be retrofitted with respect to the braced frames of each of the Affected Buildings (the “Seismic Issue”) based on force levels used in that certain Property Condition and Seismic Performance and Risk Analysis for Pinole Point Business Park, Richmond, California prepared by Telesis Engineers dated August 16, 2010; which investigation and new structural analysis of the braced frames by the Approved Engineer shall be submitted to Lender on or prior to December 1, 2010 (the “Follow-up Report”) (which shall be at Borrower’s expense), and (ii) perform the improvements recommended by the Approved Engineer in the Follow-up Report to address the Seismic Issue in accordance with the recommendations set forth therein (the “Seismic Improvements”) by June 1, 2011, subject to extension pursuant to Section 9 below.

2. In the event Borrower deposits with Lender the Letter(s) of Credit as outlined above, Borrower shall deliver to Lender not later than 30 days prior to the expiration date of any Letter of Credit and any renewal or replacement Letter of Credit, a renewal or replacement unconditional, irrevocable bank Letter of Credit identical in terms and amount and issued by a rated United States bank acceptable to Lender. If Borrower shall fail to deliver any renewal or replacement Letter of Credit in accordance with the foregoing requirements, Lender may, in its discretion, draw upon any Letter of Credit then in its possession and hold such proceeds in accordance with the terms hereof.

Lender reserves the right to periodically review the financial condition of the issuing bank for any Letter of Credit and any renewal or replacement Letter of Credit and if Lender determines that the issuing bank no longer satisfies the criteria set forth above, Lender may require a replacement Letter of Credit in form and substance and from a rated United States bank acceptable to Lender.

3. Interest on Property Reserves. Provided no monetary Event of Default has occurred and is continuing under any of the Loan Documents, Lender shall credit Borrower with interest earnings on the Property Reserves for the Super Micro Escrow and for the AR Escrow, pursuant to the Escrow Interest Calculation. Borrower agrees that Lender shall not be required to credit Borrower with interest on the Property Reserves for Seismic Improvements.

4. Standard Disbursement Requirements. The following shall be defined as “Standard Disbursement Requirements”:

(i) copies of unconditional lien waivers for work completed which is the subject of the Escrow Release request;

(ii) a title search in form and substance reasonably acceptable to Lender and if such search discloses conditions unacceptable to Lender or Lender deems it reasonably necessary, then such endorsements or other assurances reasonably satisfactory to Lender from the title insurance company insuring the continued first lien priority of the Mortgage;

(iii) to the extent Lender deems reasonably necessary, any or all of the following at Lender’s discretion: (A) all permits, bonds, licenses and approvals, whether necessary for commencement, performance, completion, occupancy, use or otherwise required by any applicable laws for the stage of work so completed; (B) a copy of the construction contract and any change orders and addenda thereto, if any; (C) for Escrow Release requests that exceed $100,000.00 (excluding that for the Seismic Improvements), a statement from an architect, contractor or engineering consultant (only the Approved Engineer with respect to disbursement from the Seismic Reserve shall be required), in Lender’s reasonable discretion, as to the extent and cost of the work so completed; and/or (D) other evidence as reasonably determined by Lender showing that Borrower has completed and performed the portion of the work which is the subject of the Escrow Release request, however only a certification by the Approved Engineer pursuant to clause (v) below is required;

(iv) For Escrow Release requests that exceed $250,000.00, Lender having inspected, or having expressly waived in writing such inspection, and approved the completed portion of the work which is the subject of the Escrow Release request; and

(v) For an Escrow Release for Seismic Improvements, the Approved Engineer shall have inspected the Seismic Improvements and confirmed to Lender that they have been completed in accordance with the design of the Approved Engineer. The cost of any such inspection and/or review shall be at Borrower’s cost.

5. Tenant Improvements and Leasing Commissions.

a. Except as hereinafter provided and so long as no Event of Default has occurred and is continuing under the Loan Documents, Lender shall allow Escrow Release(s) in the amounts hereinafter specified in accordance with the following terms and conditions:

(i) Escrow Release(s) for Tenant Improvements and Leasing Commissions for the Super Micro Space and/or the AR Space shall be for an amount equal to the actual costs and expenses incurred by Borrower for the Tenant Improvements and Leasing Commissions;

Notwithstanding the above, if Borrower (i) does not incur costs and expenses for Tenant Improvements and Leasing Commissions, or (ii) only incurs costs in an amount less than the amounts held in the applicable Property Reserves (it being agreed that if Super Micro and/or AR enter into an approved lease for less than the entire Super Micro Space or the entire AR Space (assuming no Tenant Improvements or Leasing Commissions are due with respect thereto), the Super Micro Escrow and the AR Escrow, as applicable, shall be reduced accordingly by a percentage equal to the applicable percentage of the Super Micro Space and the AR Space so leased by Super Micro or AR, as applicable, and in which case either (i) the entire applicable Property Reserves amount, or (ii) percentage amount so reduced, respectively, shall be disbursed to Borrower, provided that at the time of the Escrow Release Request (I) the then existing annual net cash flow based on Borrower’s financial statements (annual net operating income after deduction for tenant improvements, leasing commissions, annual replacement reserves, and a management fee) from existing Lease(s) with no uncured defaults and at least 2 years remaining on their terms is at least 1.10 times the annual debt service on the Note as determined by Lender assuming an annual loan constant of 9.00%; and (II) the remainder of the conditions of this paragraph 5 are satisfied.

(ii) Borrower shall submit written Escrow Release(s) requests to Lender for Tenant Improvements and Leasing Commissions for the Super Micro Space and/or the AR Space no more than once per calendar month and each such request shall be for an aggregate amount of not less than $50,000.00 (excluding the final disbursement). The funds allocated to Tenant Improvements and Leasing Commissions shall be used to pay on a construction basis to Borrower solely for re-leasing the Super Micro Space and the Alan Ritchey Space; and

(iii) Escrow Release(s) shall be conditioned upon Borrower furnishing to Lender with its written request, at Lender’s discretion, the Standard Disbursement Requirements and the following:

(A) fully executed lease(s) or fully executed amendments extending upcoming term expirations of previously approved existing Lease(s) (which existing Lease(s) must not be in monetary default beyond any applicable notice and cure period at the time of the Escrow Release request or at any time during the previous 12 months of the lease term), as the case may be, all in form and substance acceptable to Lender (not to be arbitrarily or capriciously withheld) to creditworthy lessees (other than Borrower or any Person(s) affiliated with Borrower) and with minimum lease terms of two (2) years and annual rent at the then market rate as reasonably determined by Lender, or as otherwise agreed to by Lender;

Notwithstanding anything herein to the contrary, in the event a new lease or amendment to an existing Lease requires Borrower’s payment of tenant improvement and leasing commissions, Borrower shall advise Lender whether Borrower desires to make a request for a release from the TI/LC Reserve. Borrower is hereby advised that Lender’s approval of any such new lease or amendment may take into consideration the economic feasibility of a release of such funds in relation to the value of the lease, creditworthiness of the lessee and/or acceptability of the lease terms and Lender’s approval of such new lease or amendment to an existing Lease may be conditioned on Borrower’s agreement to a partial Escrow Release or no Escrow Release for said new lease or Lease amendment.

(B) with respect to any Escrow Release request relating to final and completed Tenant Improvements for a lessee’s space, lessee’s estoppel certificate(s) for the improved space in form and substance reasonably acceptable to Lender indicating, among other things, the lessee’s occupancy and unconditional acceptance of the improvements and the commencement of consecutive monthly rental payments, all rental concessions and deferments having expired;

(C) with respect to any Escrow Release request relating to final and completed Tenant Improvements for a lessee’s space, a final, unconditional certificate of occupancy for the improved space from the local authority responsible for issuing such certificate (unless not required to be issued by said local authority); and

(D) with respect to any Escrow Release request relating to payment of Leasing Commissions, Borrower having furnished to Lender an estoppel or letter, in form and substance reasonably acceptable to Lender, from the applicable broker or agent evidencing payment in full of the commission, or, in Lender’s discretion, such other documentation acceptable to Lender.

Upon such time as the Tenant Improvements and Leasing Commissions for the Super Micro Space and/or the AR Space have been paid in full, upon written request by Borrower and so long as no Event of Default has occurred and is continuing under the Loan, Lender will allow an Escrow Release to Borrower of any excess funds remaining in the Super Micro Escrow or the AR Escrow, as applicable. Such Escrow Release shall be promptly made to Borrower.

6. Seismic Reserve Fund.

a. Except as hereinafter provided and so long as no Event of Default has occurred and is continuing under the Loan Documents, Lender shall allow Escrow Release(s) in the amounts hereinabove specified in accordance with the following terms and conditions:

(i) Escrow Release(s) shall be for an amount equal to the actual costs and expenses incurred by Borrower (A) for the Follow-up Report (up to a maximum amount of $10,000.00), and (B) for completing any Seismic Improvements (up to a maximum amount of $90,000.00);

(ii) Borrower shall submit (A) one written Escrow Release request to Lender for the Follow-up Report, and (B) one Escrow Release request to Lender upon completion of the Seismic Improvements; and

(iii) Escrow Release(s) shall be conditioned upon Borrower furnishing to Lender with its written request, at Lender’s discretion, the Standard Disbursement Requirements.

Notwithstanding the above, in the event the Follow-up Report identifies that no such Seismic Improvements are required or Lender, after review of the drawings provided by Borrower, determines after the date hereof that such a Follow-up Report or any Seismic Improvements are not required, provided no Event of Default has occurred and is continuing under the Loan Documents, Lender will disburse to Borrower the remaining funds held in the Seismic Reserve Fund.

7. Loan to Value Requirement. Notwithstanding anything herein to the contrary, in no event shall Lender allow an Escrow Release if the outstanding Indebtedness on the Loan equals or exceeds ninety percent (90%) of the value of the Premises as reasonably determined by Lender based on market comparables, or at Borrower’s option as established by an appraisal of the Premises prepared by an MAI appraiser mutually agreed to by Borrower and in form and substance acceptable to Lender, which appraisal shall be paid for by Borrower.

8. Administration/Inspection Fee. Lender shall be entitled to charge Borrower a reasonable processing fee not to exceed (a) $1,000 for administering and reviewing an Escrow Release for Tenant Improvements and Leasing Commissions, (b) $100 for the Follow-up Report, and (c) $750 for the Seismic Improvements. Lender shall also be entitled to charge Borrower reasonable processing fees both for reviewing any renewal or replacement Letter of Credit which Borrower is required to provide as well as for drawing upon any Letter of Credit held pursuant to the terms hereof. Borrower shall be responsible for payment of all costs, fees and charges in connection with any reduction, renewal or replacement of the Letter of Credit which are assessed by the issuing bank. Additionally, Lender shall be entitled to charge Borrower for any reasonable costs incurred by Lender in inspecting the Premises.

9. Non-Performance of Work. In the event that the Seismic Improvements are not completed and the conditions set forth above for Escrow Release(s) for such Seismic Improvements have not been fully satisfied by June 1, 2011, or such later date established by Lender in its sole discretion, any contemplated reductions, disbursements or releases of the Property Reserves or any other funds (excluding the Tax and Insurance Escrow Fund) or additional security held by Lender pursuant to the terms of the Loan Documents, regardless of the purpose for which they are held, shall be suspended, at Lender’s sole discretion, until such time as the Seismic Improvements are completed and the Standard Disbursement Requirements or conditions for release in Section 6 are reasonably satisfied by Borrower. In addition, and without limiting the rights of Lender to suspend such reductions, disbursements or releases, Lender, at its option (but without obligation) and in such order and preference as Lender may determine, (A) apply the Property Reserves as described in paragraph 6.3(b) (without the same being considered an Event of Default) (implicit in such right is the authority of Lender to convert to cash any Letter of Credit held hereunder by making presentment and drawing on any such Letter of Credit or any renewal or replacement Letter of Credit), or (B) declare an Event of Default under the Loan Documents.

Notwithstanding the above, Lender agrees to grant Borrower a three month extension of the June 1, 2011 date above to September 1, 2011 provided Borrower is diligently pursuing the completion of the Seismic Improvements, as determined by Lender in it reasonable discretion.

10. Cost Overruns. In the event that the costs and expenses incurred by Borrower in completing any work which is the subject of this Schedule III exceed the respective amounts allocated by Lender for such items of expense, Borrower shall be responsible for the payment (from sources other than the Property Reserves) of such excess costs and expenses.

11. Obligations of Lender. Nothing contained in this Schedule III shall be construed to (a) make Lender responsible for performing or completing the work which is the subject of the Property Reserves Escrow Fund, (b) require Lender to expend sums to complete the work which is the subject of the Property Reserves Escrow Fund which are in excess of such amounts then allocated by Lender for such items, or (c) obligate Lender to demand from Borrower additional sums to complete the work which is the subject of the Property Reserves Escrow Fund.